Exhibit 10(y)

EXECUTION COPY

STOCK PURCHASE AGREEMENT

by

and

between

WENDY’S INTERNATIONAL, INC.

and

CALIBER CAPITAL GROUP, LLC.

Dated: October 11, 2006

TABLE OF CONTENTS

ARTICLE 1. DEFINITIONS		1

ARTICLE 2. PURCHASE AND SALE OF SHARES		10
2.1	Basic Transaction.	10
2.2	Purchase Price.	10
2.3	Purchase Price Adjustment.	10
2.4	Closing.	11
2.5	Deliveries at Closing.	12

ARTICLE 3. REPRESENTATIONS AND WARRANTIES CONCERNING TRANSACTION		13
3.1	Seller’s Representations and Warranties.	13
3.2	Buyer’s Representations and Warranties.	14

ARTICLE 4. REPRESENTATIONS AND WARRANTIES CONCERNING ACQUIRED ENTITIES		15
4.1	Organization and Qualification.	15
4.2	Capitalization.	16
4.3	Noncontravention.	16
4.4	Records.	16
4.5	Brokers’ Fees.	16
4.6	Title to and Condition of Assets; Restaurants.	16
4.7	Acquired Subsidiaries.	17
4.8	Financial Statements.	17
4.9	Subsequent Events.	18
4.10	Legal Compliance.	20
4.11	Tax Matters.	21
4.12	Real Property.	22
4.13	Franchise Matters.	23
4.14	Intellectual Property.	29
4.15	Contracts.	30
4.16	Litigation.	31
4.17	Labor; Employees.	31
4.18	Employee Benefits.	32
4.19	Environmental, Health, and Safety Matters.	34
4.20	Permits.	35
4.21	Insurance.	35
4.22	Certain Business Relationships with Acquired Entities.	36
4.23	Suppliers.	36
4.24	Notes and Accounts Receivable.	36
4.25	Disclaimer of Other Representations and Warranties.	37

ARTICLE 5. PRE-CLOSING COVENANTS		37
5.1	General.	37
5.2	Notices and Consents.	37
5.3	Operation of Business; Assumption of Certain Liabilities.	38
5.4	Full Access.	38
5.5	Notice of Developments.	39
5.6	Affiliated Transactions.	39

i

5.7	Repayment of Liabilities from Seller.	39
5.8	Discharge of Liabilities to Seller.	39
5.9	Exclusivity.	40
5.10	Satisfaction of Certain Intercompany Accounts.	40
5.11	Insurance Claims.	40

ARTICLE 6. POST-CLOSING COVENANTS		40
6.1	General.	40
6.2	Tax Matters.	41
6.3	Employment and Benefits Matters.	43
6.4	Net Working Capital Adjustment.	45
6.5	Transition.	45
6.6	Transition Services.	45
6.7	Confidentiality.	45

ARTICLE 7. CONDITIONS TO OBLIGATION TO CLOSE		45
7.1	Conditions Precedent to Buyer’s Obligation.	45
7.2	Conditions Precedent to Seller’s Obligation.	47

ARTICLE 8. INDEMNIFICATION		48
8.1	Survival of Representations and Warranties.	48
8.2	Indemnification Provisions for Buyer’s Benefit.	48
8.3	Indemnification Provisions for Seller’s Benefit.	49
8.4	Indemnification Claim Procedures.	49
8.5	Limitations on Indemnification Liability.	50
8.6	Sophistication of Buyer.	51
8.7	Other Indemnification Provisions.	52
8.8	Exclusive Remedy.	52

ARTICLE 9. TERMINATION		52
9.1	Termination of Agreement.	52
9.2	Effect of Termination.	53

ARTICLE 10. MISCELLANEOUS		53
10.1	Press Releases and Public Announcements.	53
10.2	No Third-Party Beneficiaries.	53
10.3	No Code Section 338 Election.	54
10.4	Entire Agreement.	54
10.5	Succession and Assignment.	54
10.6	Counterparts.	54
10.7	Headings.	54
10.8	Notices.	54
10.9	Governing Law.	56
10.10	Amendments and Waivers.	56
10.11	Severability.	56
10.12	Expenses.	56
10.13	Construction.	56
10.14	Incorporation of Exhibits, Annexes, and Schedules.	57

ATTACHMENTS

Exhibits

Exhibit A	Form of Seller’s Officer’s Certificate
Exhibit B	Form of Seller’s Secretary’s Certificate
Exhibit C	Form of Buyer’s Officer’s Certificate
Exhibit D	Form of Buyer’s Secretary’s Certificate
Exhibit E	Evidence of Resignations
Exhibit F	Franchise Offering Circular dated as of May 18, 2006

Schedules

Schedule 3.2(c)	Buyer Required Consents
Schedule 4.1	Officers and Directors
Schedule 4.3	Acquired Entities Required Consents
Schedule 4.6(a)	Encumbrances
Schedule 4.7	Acquired Subsidiaries
Schedule 4.8	Financial Statements
Schedule 4.9	Subsequent Events
Schedule 4.11	Tax Matters
Schedule 4.12(b)	Leased Property
Schedule 4.13(a)	Franchise Agreements
Schedule 4.13(a)(ii)	Breaches of Franchise Agreements
Schedule 4.13(a)(iii)	Notice of Termination of Franchise Agreements
Schedule 4.13(a)(iv)	Waivers/Consents of Franchise Agreement Provisions
Schedule 4.13(a)(v)	Amendments to Franchise Agreement Provisions
Schedule 4.13(b)	Financial Obligations of Franchisees
Schedule 4.13(c)	Development Obligations of Franchisees
Schedule 4.13(d)	Franchise Claims
Schedule 4.13(e)	Franchisee Notices of Breach
Schedule 4.13(f)	Franchise Registration Status
Schedule 4.13(g)	Applications for Franchise Registration
Schedule 4.13(k)(iii)	Director and Principal Officer Matters
Schedule 4.13(l)	Franchise Sales Persons
Schedule 4.13(o)	Franchisees with Terminated Franchise Agreements
Schedule 4.13(p)	Franchisees with Transferred Agreements
Schedule 4.13(q)	Pending Sales of Franchise Agreements
Schedule 4.13(r)	Pending Transfers of Franchise Agreements
Schedule 4.13(s)	Acknowledgement of Receipt of Franchise Offering Circular
Schedule 4.13(t)	Forbearance Agreements, Purchase Agreements and Other Agreements regarding Restaurant Reacquisitions
Schedule 4.13(u)	Disputes with Franchisees
Schedule 4.13(v)	Notice of Breach or Termination against Franchisees
Schedule 4.13(w)	Consent Order with Government Agencies
Schedule 4.13(x)	Applications to State Agencies to Modify Franchise Agreements

Schedule 4.14(b)	Marks
Schedule 4.14(d)	Ownership Exceptions
Schedule 4.14(e)	Encumbrances on Intellectual Property
Schedule 4.14(f)	Intellectual Property Violations
Schedule 4.15	Contracts
Schedule 4.16	Litigation
Schedule 4.17	Employee Contracts; Collective Bargaining Agreements; Employment Discrimination
Schedule 4.18(a)	Employee Benefits
Schedule 4.18(g)(i)	Employee Benefit Plans subject to Title IV of ERISA
Schedule 4.18(i)	Post-Employment Benefits
Schedule 4.18(j)	Parachute Payments
Schedule 4.19	Environmental, Health, and Safety Matters
Schedule 4.20	Permits
Schedule 4.21	Insurance
Schedule 4.22	Certain Business Relationships
Schedule 4.23	Supplier Notices
Schedule 5.1	Assigned Assets
Schedule 5.2(d)	Required Lease Consents
Schedule 5.3	Terminated or Excluded Contracts
Schedule 5.6	Affiliated Transactions
Schedule 6.3(a)	Excluded Employees
Schedule 6.3(a)(i)	Change of Control Payments
Schedule 6.3(a)(ii)	Cash Award Payments
Schedule 6.3(a)(iii)	Retention Payments
Schedule 6.3(a)(iv)	Employee Transition Payments in Excess of $150,000
Schedule 6.6	Transition Services

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is dated as of October 11, 2006, by and between Caliber Capital Group, LLC, a California limited liability company (“Buyer”), and Wendy’s International, Inc., an Ohio corporation (“Seller” and, together with Buyer, the “Parties”).

RECITALS:

A. Seller owns all of the outstanding capital stock of Fresh Enterprises, Inc., a California corporation (the “Company”).

B. Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the Company’s outstanding capital stock for the consideration and on the terms and conditions set forth in this Agreement.

C. Buyer and Seller intend for the purchase and sale of all of the Company’s outstanding capital stock to be treated as a taxable purchase for tax purposes.

AGREEMENT:

In consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

ARTICLE 1. DEFINITIONS

“Acquired Entities” means the Company and each of the Acquired Subsidiaries.

“Acquired Subsidiary” means any Subsidiary listed on Schedule 4.7.

“Action” means any action, appeal, petition, plea, charge, complaint, claim, suit, demand, litigation, arbitration, mediation, hearing, inquiry, investigation or similar event, occurrence, or proceeding.

“Affiliate” or “Affiliated” with respect to any specified Person means a Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such specified Person.

“Affiliated Group” means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local, or foreign law, of which any of the Acquired Entities was a member.

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

“Balance Sheet Date” has the meaning set forth in Section 4.8.

“Breach” means (a) any breach, inaccuracy, failure to perform, failure to comply, failure to notify, default, or violation or (b) any other act, omission, event, occurrence, or condition the existence of which would (i) permit any Person to accelerate any monetary obligation or terminate, or cancel or modify any right or obligation or (ii) require the payment of a monetary penalty.

“Buyer” has the meaning set forth in the introductory paragraph of this Agreement.

“Buyer Closing Statement” has the meaning set forth in Section 2.3(b)(i).

“Buyer Indemnified Parties” means Buyer and its stockholders, officers, directors, managers, employees, agents, representatives, and controlling Persons.

“Buyer Indemnified Parties Ceiling Amount” has the meaning set forth in Section 8.5(a)(i).

“Buyer Indemnified Parties Threshold Amount” has the meaning set forth in Section 8.5(a)(ii).

“Cash” means cash and cash equivalents (including marketable securities and short term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

“Closing” has the meaning set forth in Section 2.4.

“Closing Date” has the meaning set forth in Section 2.4.

“Closing Statement” means a statement prepared by Seller setting forth its computation of the Net Working Capital Adjustment.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” means the efforts that a reasonable Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously and effectively as possible. Notwithstanding the foregoing, an obligation to use Commercially Reasonable Efforts under this Agreement does not require the Person subject to that obligation to make any payments or pay other consideration in excess of $2,500 to any third party from whom Consent is required to be obtained hereunder in exchange for receipt of such Consent, nor does it require any Person to take any actions that would cause a termination of this Agreement pursuant to ARTICLE 9 or a condition reportable pursuant to Section 5.5.

“Commitment” means (a) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights, or other Contracts that require a Person to issue any of its Equity Interests; (b) any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any Equity Interest of a Person; (c) statutory pre-emptive rights or pre-emptive rights granted under a Person’s Organizational Documents; and (d) stock appreciation rights, phantom stock, profit participation, or other similar rights with respect to a Person.

“Company” has the meaning set forth in the recitals to this Agreement.

“Confidential Information” means any information concerning the businesses and affairs of any of the Acquired Entities that is not already generally available to the public.

“Consent” means any consent, approval, waiver, or other similar action.

“Contract” means any contract, agreement, or commitment, whether written or oral.

“Copyrights” means all copyrights in both published works and unpublished works.

“Damages” means all damages, losses (including any diminution in value and loss of any available Tax deduction), Liabilities, payments, amounts paid in settlement, obligations, fines, penalties, expenses, costs associated with obtaining injunctive relief, and other costs, including reasonable fees and expenses of attorneys, accountants and other professional advisors, and of expert witnesses and other out-of-pocket costs of investigation, preparation, and litigation in connection with any Action or threatened Action.

“Employee Agreement” means each management, employment, severance, or similar Contract between any Acquired Entity and any officer or other employee providing services thereto pursuant to which any Acquired Entity has or may have any Liability.

“Employee Benefit Plan” means each plan, program, policy, payroll practice, contract, agreement (including Employee Agreements), or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits, or other employee benefits of any kind, whether formal or informal, funded or unfunded, written or oral, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA and each “Multi-employer Plan” within the meaning of Sections 3(37) or 4001(a)(3) of ERISA.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA Section 3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA Section 3(1).

“Encumbrance” means any Order, Security Interest, right of first refusal, or restriction on voting, transfer, or receipt of income, other than restrictions under federal and state securities laws and regulations.

“Environmental, Health, and Safety Requirements” means all Orders and Laws concerning or relating to public health and safety, worker/occupational health and safety, and pollution or protection of the environment, including those relating to the presence, use, manufacturing, refining, production, generation, handling, transportation, treatment, recycling, transfer, storage, disposal, distribution, importing, labeling, testing, processing, discharge, release, threatened release, control or other action or failure to act involving cleanup of any hazardous materials, substances, or wastes, as such requirements are enacted and in effect on or prior to the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each business or entity that is a member of a “controlled group of corporations,” under “common control” or an “affiliated service group” with any Acquired Entity within the meaning of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with any Acquired Entity under Section 414(o) of the Code, or is under “common control” with any Acquired Entity, within the meaning of Section 4001(a)(14) of ERISA.

“Equity Interest” means (a) with respect to a corporation, any and all shares of capital stock and any Commitments with respect thereto, (b) with respect to a partnership, limited liability company, trust, or similar Person, any and all units, interests, or other partnership/limited liability company interests, and any Commitments with respect thereto, and (c) any other direct or indirect equity ownership or participation in a Person.

“Expiration Date” means December 31, 2006.

“Fiduciary” is defined in ERISA Section 3(21).

“Financial Statements” has the meaning set forth in Section 4.8.

“Franchise Agreement” has the meaning set forth in Section 4.13(a).

“Franchise Offering Circular” means the Franchise Offering Circular, dated as of May 18, 2006, and any prior franchise offering circular for the Company.

“Franchisee” has the meaning set forth in Section 4.13(a).

“Franchise Sales Person” has the meaning set forth in Section 4.13(k).

“Funded Indebtedness” means all (a) indebtedness of any Acquired Entity for borrowed money or other interest-bearing indebtedness, (b) obligations of any Acquired Entity to pay the deferred purchase or acquisition price for goods or services or businesses acquired by any Acquired Entity which are accrued or required to be accrued under GAAP, applied on a consistent basis, other than trade accounts payable or accrued expenses in the ordinary course of business on no more than ninety (90) day payment terms, (c) indebtedness of others guaranteed by any Acquired Entity or secured by a Security Interest on any Acquired Entity’s assets, (d) any long-term liabilities of an Acquired Entity other than accrued rent escalation and deferred rent under real estate leases, and (e) any receivables or loans owed by an Acquired Entity to the Seller or its Affiliates that are not eliminated prior to Closing.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Governmental Body” means any legislature, agency, bureau, branch, department, division, commission, court, tribunal, magistrate, justice, quasi-governmental body, or other similar recognized organization or body of any federal, state, county, municipal, or local government or other similar recognized organization or body exercising similar powers or authority.

“Income Tax” means any federal, state, local, or foreign income tax measured by or imposed on net income, including any interest, penalty, or addition thereto, whether disputed or not.

“Income Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto.

“Indemnification Claim” has the meaning set forth in Section 8.4(a).

“Indemnified Parties” means, individually and as a group, the Seller Indemnified Parties and the Buyer Indemnified Parties.

“Indemnitor” means any Party having any Liability to any Indemnified Party under this Agreement.

“Intellectual Property” means any rights, licenses, and other claims that any Person may have to claim ownership, authorship, or invention, or the right to use, to object to or prevent the modification of, to withdraw from circulation, or to control the publication or distribution of, any Marks, Patents, Copyrights, or trade secrets.

“Interim Financial Statements” has the meaning set forth in Section 4.8.

“Knowledge” means the actual knowledge of a Person’s officers and directors as of the date of this Agreement and the Closing Date. With respect to particular areas of interest, “Knowledge” includes the knowledge of such Person’s employees charged with responsibility for a particular functional or regional area of such Person’s operations (e.g., an employee directing the environmental section with respect to knowledge of environmental matters or a regional manager).

“Law” means any law (statutory, common, or otherwise), constitution, treaty, convention, ordinance, equitable principle, code, rule, regulation, executive order, request, or other similar authority enacted, adopted, promulgated, or applied by any Governmental Body, each as amended.

“Liability” or “Liable” means any liability or monetary obligation, whether absolute or contingent, matured or unmatured, conditional or unconditional, accrued or unaccrued, liquidated or unliquidated, or due or to become due.

“Marks” means all fictitious business names, trading names, corporate names, and registered trademarks, and service marks and applications therefor.

“Material Adverse Change (or Effect)” means any change (or effect) that is materially adverse to the business, operations, condition (financial or otherwise), results of operations,

assets, or liabilities of the Acquired Entities taken as a whole; provided, however, that a Material Adverse Change (or Effect) will not include any adverse change or effect (a) resulting from any change in general economic, financial, or market conditions, including, without limitation, any change in general economic, financial, or market conditions due to any act of war, terrorism, or threat, (b) that negatively affects the restaurant, food, or beverage industries generally, (c) resulting from any actions taken required under this Agreement to obtain any approval or authorization under any Law, (d) resulting from changes in applicable Laws or the interpretation thereof after the date hereof, (e) resulting from changes in accounting requirements or principles or the interpretation thereof after the date hereof, or (f) resulting directly from any existing event, occurrence, circumstance, or trend with respect to which Buyer has Knowledge as of the date of this Agreement.

“Multi-employer Plan” has the meaning set forth in ERISA Section 3(37).

“Net Working Capital” means the excess of the Company’s total current assets (excluding Tax prepayments) over total current liabilities (excluding Taxes and including any long term indebtedness, if any, incurred after the Balance Sheet Date), as of the Closing Date, calculated on a basis consistent with the preparation of the Financial Statements.

“Net Working Capital Adjustment” has the meaning set forth in Section 2.3(a).

“Order” means any order, ruling, decision, verdict, decree, writ, subpoena, award, judgment, injunction, or other similar determination or finding by, before, or under the supervision of any Governmental Body, or arbitrator.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments, or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

“Party” has the meaning set forth in the introductory paragraph of this Agreement.

“Patents” means all patents and patent applications.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permit” means any permit, license, certificate, approval, consent, waiver, accreditation, or other similar authorization required by any Law or Governmental Body.

“Permitted Encumbrances” means (a) liens for Taxes, assessments, governmental charges or levies or mechanics’ and other statutory liens that are not yet delinquent or can be paid without penalty or are being contested in good faith and by appropriate proceedings in respect thereof and for which an appropriate reserve has been established in accordance with GAAP, (b) imperfections of title and exceptions to title that are immaterial in amount relative to the property affected and that do not materially interfere with the present or intended use of the property subject thereto or affected thereby, and (c) restrictions on transfer generally arising under federal and state securities laws.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a Governmental Body.

“Pre-Closing Tax Period” means the period commencing with the first day of a Straddle Period and ending as of the close of business on the day preceding the Closing Date.

“Post-Closing Tax Period” means the period commencing on the first day after the Closing Date and ending on the last day of a Straddle Period.

“Prohibited Transactions” is defined in ERISA Section 406 and Code Section 4975.

“Purchase Price” has the meaning set forth in Section 2.2.

“Regulation” or “Reg.” means a regulation promulgated by the U.S. Treasury Department under the Code.

“Schedules” means the Schedules to this Agreement.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Interest” means any security interest, deed of trust, mortgage, pledge, lien, charge, claim, or other similar interest or right, except for (a) liens for Taxes, assessments, governmental charges, or claims not then due and payable that are being contested in good faith;

(b) statutory liens of landlords and warehousemen’s, carriers’, mechanics’, suppliers’, materialmen’s, repairmen’s, or other like liens (including Contractual landlords’ liens) arising in the Ordinary Course of Business; and (c) liens incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other similar types of social security.

“Seller” has the meaning set forth in the introductory paragraph of this Agreement.

“Seller Indemnified Parties” means Seller and its officers, directors, managers, employees, agents representatives, controlling Persons, and stockholders.

“Seller Indemnified Parties Ceiling Amount” has the meaning set forth in Section 8.5(b)(i).

“Seller Indemnified Parties Threshold Amount” has the meaning set forth in Section 8.5(b)(ii).

“Shares” means all of the issued and outstanding shares of common stock, without par value, of the Company.

“Straddle Period” has the meaning set forth in Section 6.2(f).

“Subsidiary” means, with respect to any Person: (a) any corporation of which more than 50% of the total voting power of all classes of the Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors is owned by such Person directly or through one or more other Subsidiaries of such Person; and (b) any Person other than a corporation of which at least a majority of the Equity Interests (however designated) entitled (without regard to the occurrence of any contingency) to vote in the election of the governing body, partners, managers, or others that will control the management of such entity is owned by such Person directly or through one or more other Subsidiaries of such Person.

“Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs, ad valorem, duties, capital stock, franchise, profits, withholding, social security, Medicare, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Date” means the earlier to occur of (a) the Expiration Date and (b) the date on which this Agreement is terminated pursuant to Section 9.1 (other than Section 9.1(b)).

“Territorial Rights” has the meaning set forth in Section 4.13(m).

“Transactions” means (a) the sale of the Shares by Seller to Buyer and Buyer’s delivery of the Purchase Price therefor; (b) the execution, delivery, and performance of all of the documents, instruments, and agreements to be executed, delivered, and performed in connection herewith; and (c) the performance by Buyer and Seller of their respective covenants and obligations under this Agreement.

“Transaction Documents” means collectively, this Agreement and all exhibits, schedules or other documents entered into or delivered pursuant thereto.

“WARN Act” has the meaning set forth in Section 4.17.

ARTICLE 2. PURCHASE AND SALE OF SHARES

2.1 Basic Transaction.

On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, all of the Shares for the Purchase Price.

2.2 Purchase Price.

Buyer agrees to pay to Seller at the Closing $31,000,000 (the “Purchase Price”) by wire transfer of immediately available funds, subject to adjustment as provided in Section 2.3.

2.3 Purchase Price Adjustment.

(a) Adjustment. The Purchase Price will be adjusted as follows (the “Net Working Capital Adjustment”):

(i) If the Net Working Capital of the Company on the Closing Date, as set forth on the Closing Statement delivered pursuant to Section 2.3(b), is positive, the Purchase Price will be increased on a dollar-for-dollar basis in an amount equal to such excess.

(ii) If the Net Working Capital of the Company on the Closing Date, as set forth on the Closing Statement delivered pursuant to Section 2.3(b), is negative, the Purchase Price will be decreased on a dollar-for-dollar basis in an amount equal to such shortfall.

(b) Closing Statement. Within 10 days after the Closing Date, Seller shall deliver to Buyer a Closing Statement setting forth Seller’s computation of the Purchase Price as of the Closing Date, adjusted for the Net Working Capital Adjustment. Such Closing Statement shall be subject to Buyer’s review as follows:

(i) During the period ending on the later of (x) 30 days following the date Seller delivers a Closing Statement and (y) December 31, 2006, Buyer will advise Seller whether it has any exceptions to the Closing Statement by delivering its own computation of the Closing Statement (the “Buyer Closing Statement”). Buyer will have the right to discuss the Closing Statement with Seller and to request copies of supporting documentation. Unless Buyer delivers to Seller within such period a Buyer Closing Statement, the Closing Statement will be conclusive and binding. If Buyer timely submits the Buyer Closing Statement herein, then (x) for 20 days after the date Seller receives such Buyer Closing Statement, Seller and Buyer shall in good faith seek to agree on a final and binding Closing Statement, and (y) lacking such agreement, the Closing Statement will be referred to KPMG LLP (or, if unwilling or unable to accept such engagement, such other independent national auditing firm that is mutually agreeable to Buyer and Seller) who will determine the final and binding Closing Statement within 30 days of such referral, which determination shall thereupon be conclusive and binding upon the Parties. The costs of such accountant shall be shared equally by Buyer and Seller.

(ii) Promptly (but not later than 5 days) after the establishment of the Closing Statement that is conclusive and binding:

(x) If the Purchase Price (as adjusted) exceeds the Purchase Price paid on the Closing Date, Buyer will pay to Seller such excess amount.

(y) If the Purchase Price paid by Buyer on the Closing Date exceeds the Purchase Price (as adjusted), Seller will pay to Buyer such excess amount.

(c) Interest on Adjustments. In the event Buyer or Seller fails to make any payment required by this Section 2.3 when due, interest will accrue on the unpaid amount at a rate per annum equal to the prime rate then in effect (as published from time to time by the Wall Street Journal) plus 2%, or, if less, the maximum rate of interest allowable by Law.

2.4 Closing.

The closing of the Transactions (the “Closing”) will take place at the offices of Akin Gump Strauss Hauer & Feld LLP, 1333 New Hampshire Avenue, Washington, DC 20036 commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the purchase and sale of the Shares (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as Buyer and Seller may mutually determine (the “Closing Date”).

2.5 Deliveries at Closing.

At the Closing,

(a) Seller shall deliver to Buyer an officer’s certificate, dated as of the Closing Date, substantially in the form of Exhibit A, duly executed on Seller’s behalf, as to whether each condition specified in Sections 7.1(a)-(c) has been satisfied in all respects;

(b) Seller shall deliver to Buyer a secretary’s certificate, dated as of the Closing Date, substantially in the form of Exhibit B, duly executed on Seller’s behalf;

(c) Buyer shall deliver to Seller an officer’s certificate, dated as of the Closing Date, substantially in the form of Exhibit C, duly executed on Buyer’s behalf, as to whether each condition specified in Sections 7.2(a)—(b) has been satisfied in all respects;

(d) Buyer shall deliver to Seller a secretary’s certificate, dated as of the Closing Date, substantially in the form of Exhibit D, duly executed on Buyer’s behalf;

(e) Buyer shall have received evidence of the resignations, effective as of the Closing, of each director and officer of the Acquired Entities set forth on Exhibit E except to the extent Buyer instructs otherwise;

(f) Seller shall deliver to Buyer stock certificates representing all of the Shares, duly endorsed or accompanied by duly executed stock powers;

(g) Buyer shall have received evidence neither the Shares nor substantially all the assets of any or all of the Acquired Entities are subject to any “blanket” financing statements; and

(h) Buyer shall deliver to Seller the Purchase Price in cash, via wire transfer of immediately available funds.

ARTICLE 3. REPRESENTATIONS AND WARRANTIES CONCERNING TRANSACTION

3.1 Seller’s Representations and Warranties.

Seller represents and warrants to Buyer that the statements contained in this Section 3.1 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and, except as expressly provided in a representation or warranty, as though the Closing Date were substituted for the date of this Agreement throughout this Section 3.1), except as set forth on the Schedules Seller has delivered to Buyer on the date of this Agreement.

(a) Organization of Seller. Seller is duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation. There is no pending or, to Seller’s Knowledge, threatened, Action for the dissolution, liquidation, or insolvency of Seller.

(b) Authorization of Transaction. Seller has the relevant corporate power and authority necessary to execute and deliver each Transaction Document to which it is a party and to perform and consummate the Transactions. Seller has taken all action necessary to authorize the execution and delivery of each Transaction Document to which it is a party, the performance of its respective obligations thereunder, and the consummation of the Transactions. Each Transaction Document to which Seller is a party has been duly authorized, executed, and delivered by, and assuming the due authorization, execution and delivery thereof by Seller, is the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium, or other Laws relating to or affecting the rights of creditors, and general principles of equity.

(c) Noncontravention. The execution and the delivery of this Agreement by Seller and the performance and consummation of the Transactions by Seller will not (i) Breach any Law or Order to which Seller is subject or any provision of the Organizational Documents of Seller; (ii) Breach any Contract or Permit to which Seller is a party or by which it is bound; or (iii) require any Consent, except any SEC and other filings required to be made by Seller.

(d) Brokers’ Fees. Seller has no Liability to pay any compensation to any broker, finder, or agent with respect to the Transactions for which Buyer could become Liable.

(e) Shares. Seller holds of record and owns beneficially 1,000 Shares, which are all the Shares of the Company, free and clear of any Encumbrances. Seller is not a party to any Contract that could require Seller to sell, transfer, or otherwise dispose of any capital stock of any Acquired Entity (other than this Agreement). Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the

Company.

3.2 Buyer’s Representations and Warranties.

Buyer represents and warrants to Seller that the statements contained in this Section 3.2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and, except as expressly provided in a representation or warranty, as though the Closing Date were substituted for the date of this Agreement throughout this Section 3.2).

(a) Organization of Buyer. Buyer is duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation or formation. There is no pending or, to Buyer’s Knowledge, threatened, Action for the dissolution, liquidation, or insolvency of Buyer.

(b) Authorization of Transaction. Buyer has the relevant entity power and authority necessary to execute and deliver each Transaction Document to which it is a party and to perform and consummate the Transactions. Buyer has taken all action necessary to authorize the execution and delivery of each Transaction Document to which it is a party, the performance of its respective obligations thereunder, and the consummation of the Transactions. Each Transaction Document to which Buyer is a party has been duly authorized, executed, and delivered by, and assuming the due authorization, execution, and delivery thereof by Buyer, is the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium, or other Laws relating to or affecting the rights of creditors, and general principles of equity.

(c) Noncontravention. Except as listed on Schedule 3.2(c), the execution and the delivery of this Agreement by Buyer and the performance and consummation of the Transactions by Buyer will not (a) Breach any Law or Order to which Buyer is subject or any provision of the Organizational Documents of Buyer; (b) Breach any Contract or Permit to which Buyer is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Encumbrance upon any of its assets); and (c) require any Consent, except any SEC and other filings required to be made by Buyer.

(d) Brokers’ Fees. Buyer has no Liability to pay any compensation to any broker, finder, or agent with respect to the Transactions for which Seller could become Liable.

(e) Securities Act. With respect to the Shares,

(i) Buyer is acquiring the Shares for its own account, not as a nominee or agent, for investment and not with a view to, or for resale in connection with,

any distribution or public offering thereof within the meaning of the Securities Act. Buyer understands that the Shares have not been registered under the Securities Act by reason of a specific exemption therefrom, that the Shares must be held by Buyer indefinitely, and that Buyer must therefore bear the economic risk of such investment indefinitely, unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration;

(ii) Buyer acknowledges that Buyer is able to fend for itself, can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares;

(iii) Buyer understands that the Shares are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from Seller in a transaction not involving a public offering and, that under such laws and applicable regulations, such securities may be resold without registration under the Securities Act in certain limited circumstances; and

(iv) Buyer was not formed for the specific purpose of acquiring the Shares.

ARTICLE 4. REPRESENTATIONS AND WARRANTIES CONCERNING ACQUIRED ENTITIES

Seller represents and warrants to Buyer that the statements contained in this ARTICLE 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and, except as expressly provided in a representation or warranty, as though the Closing Date were substituted for the date of this Agreement throughout this ARTICLE 4), except as set forth on the Schedules Seller has delivered to Buyer on the date of this Agreement.

4.1 Organization and Qualification.

Each Acquired Entity is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation. Each Acquired Entity is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Each Acquired Entity has the relevant corporate or other entity power and authority to own or lease its properties and to carry on its businesses as currently conducted. Schedule 4.1 lists each Acquired Entity’s directors and officers. Seller has delivered to Buyer correct and complete copies of each Acquired Entity’s Organizational Documents, as amended to date. There is no pending, or to Seller’s Knowledge, threatened, Action for the dissolution, liquidation, or insolvency of any Acquired Entity.

4.2 Capitalization.

The Company’s authorized Equity Interests consist of 1,000 Shares, all of which are issued and outstanding and all of which are owned by Seller. All of the issued and outstanding Shares: (a) have been duly authorized, are validly issued, fully paid, and non-assessable, (b) were issued in compliance with all applicable state and federal securities Laws, and (c) were not issued in Breach of any Commitments. The Company has no Commitments outstanding and has no obligation to issue any Commitments. No additional Commitments will arise in connection with the Transactions. There are no Contracts with respect to the voting or transfer of the Company’s Equity Interests. The Company is not obligated to redeem or otherwise acquire any of its outstanding Equity Interests. The Company is the owner, directly or indirectly, of all of the Equity Interests of each of the Acquired Subsidiaries.

4.3 Noncontravention.

Except as listed on Schedule 4.3, the execution and the delivery of this Agreement by Seller and the performance and consummation of the Transactions by Seller will not (a) Breach any Law or Order to which each Acquired Entity is subject or any provision of the Organizational Documents of each Acquired Entity; (b) Breach any Contract or Permit to which each Acquired Entity is a party or by which it or its assets is bound; or (c) result in any Security Interests on the shares or assets of any Acquired Entity; or (d) require any Consent.

4.4 Records.

The copies of the Acquired Entities’ Organizational Documents that were provided to Buyer are accurate and complete and reflect all amendments made through the date of this Agreement. The Acquired Entities’ minute books and other records made available to Buyer for review were correct and complete as of the date of such review, no further entries have been made through the date of this Agreement, and such minute books and records contain an accurate record of all actions of the stockholders, directors, members, managers, or other such representatives of the Acquired Entities taken by written consent, at a meeting, or otherwise since formation.

4.5 Brokers’ Fees.

No Acquired Entity has any Liability to pay any compensation to any broker, finder, or agent with respect to the Transactions for which Buyer or any Acquired Entity could become Liable.

4.6 Title to and Condition of Assets; Restaurants.

(a) The Acquired Entities have good and marketable title to, or a valid leasehold interest in, all buildings, machinery, equipment, and other tangible assets located on their premises, shown on the Interim Financial Statements, or acquired after the Balance Sheet Date, which are necessary for the conduct of their business as currently conducted, in each case free and clear of all Encumbrances, except for properties and assets disposed of in the Ordinary Course of Business since the Balance Sheet Date and Encumbrances listed on Schedule 4.6(a). Each such tangible asset has been maintained in the Ordinary Course of Business, is in good operating condition (subject to normal wear and tear), and is suitable for the purposes for which it is currently used.

(b) Since December 31, 2005, the Company has not acquired any restaurants or leases from franchisees. Since December 31, 2005, the Company has built or is in the process of building four restaurants and franchisees have built or are in the process of building two restaurants. As of the date of this Agreement, the Company owns and operates a total of 143 restaurants, and currently has a total of 154 restaurants operated by franchisees.

4.7 Acquired Subsidiaries.

Schedule 4.7 sets forth for each Acquired Subsidiary: (a) its name and jurisdiction of formation, (b) the number of authorized Equity Interests of each class of its Equity Interests, (c) the number of issued and outstanding Equity Interests of each class of its Equity Interests, the names of the holders thereof, and the number of Equity Interests held by each such holder, (d) the number of shares of its Equity Interests held in treasury, and (e) if such Acquired Subsidiary is not a corporation, (i) the class of Equity Interests created under such Acquired Subsidiary’s Organizational Documents and (ii) the holder(s) of such Equity Interests. All of the issued and outstanding Equity Interests of each Acquired Subsidiary (A) that is a corporation have been duly authorized and are validly issued, fully paid, and non-assessable and (B) that is not a corporation (x) have been duly created pursuant to the Laws of the jurisdiction of such Acquired Subsidiary and (y) have been issued and paid for in accordance with the Organizational Documents governing such Acquired Subsidiary. The Acquired Entities hold of record and own beneficially all of the outstanding Equity Interests of the Acquired Subsidiaries, free and clear of any Encumbrances. No Commitments exist or are authorized with respect to any Acquired Subsidiaries or their Equity Interests and no such Commitments will arise in connection with the Transactions. No Acquired Subsidiary is obligated to redeem or otherwise acquire any of its Equity Interests. Except as set forth on Schedule 4.7, no Acquired Entity controls, directly or indirectly, or has any direct or indirect Equity Interest in any Person that is not an Acquired Subsidiary.

4.8 Financial Statements.

Set forth on Schedule 4.8 are the following financial statements (collectively the “Financial Statements”):

(a) unaudited consolidated balance sheets and statements of income, changes in stockholders’ equity, and cash flow as of and for the fiscal years ended January 2, 2006 and

January 3, 2005 for the Acquired Entities; and

(b) unaudited consolidated balance sheets and statements of income, changes in stockholders’ equity, and cash flow (the “Interim Financial Statements”) as of and for the eight periods ended September 4, 2006 (the “Balance Sheet Date”) for the Acquired Entities.

The Financial Statements have been prepared in accordance with accounting principles applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of the Acquired Entities as of such dates and the results of operations of the Acquired Entities for such periods in accordance with GAAP; provided, however, that the Interim Financial Statements lack footnotes and other presentation items. As of the Balance Sheet Date, the Acquired Entities have no Funded Indebtedness.

The Company’s marketing development fund is in full compliance with the terms governing the collection and disbursement of such fund; the books and records of the Company pertaining to such fund are true, complete and accurate; and Seller has furnished Buyer with full access to such books and records.

4.9 Subsequent Events.

Except as set forth on Schedule 4.9, since the Balance Sheet Date the Acquired Entities have operated in the Ordinary Course of Business and, as of the date of this Agreement, there have been no events, series of events or lack of occurrence thereof that, singularly or in the aggregate, have had a Material Adverse Effect. Without limiting the foregoing, except as set forth on Schedule 4.9 and Schedule 4.13(a)(iv), since the Balance Sheet date, none of the following have occurred:

(a) No Acquired Entity has sold, leased, transferred, or assigned any assets in the Ordinary Course of Business and sales of assets have not exceeded $150,000 singularly or $300,000 in the aggregate.

(b) No Acquired Entity has entered into, terminated or modified any Contract (or series of related Contracts) either involving more than $200,000 or outside the Ordinary Course of Business.

(c) Other than the Permitted Encumbrances, no Encumbrance has been imposed upon any assets of any Acquired Entity.

(d) No Acquired Entity has made any capital expenditure (or series of related capital expenditures) involving more than $150,000 individually, $300,000 in the aggregate, or outside the Ordinary Course of Business.

(e) No Acquired Entity has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person involving more than $150,000 individually, $300,000 in the aggregate, or outside the Ordinary Course of Business.

(f) No Acquired Entity has issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any liability for borrowed money or capitalized lease Contract either involving more than $100,000 individually or $200,000 in the aggregate.

(g) No Acquired Entity has delayed or postponed the payment of accounts payable or other Liabilities either involving more than $50,000 individually or $100,000 in the aggregate or outside the Ordinary Course of Business.

(h) No Acquired Entity has canceled, compromised, waived, or released any Action (or series of related Actions) either involving more than $150,000 or outside the Ordinary Course of Business.

(i) No Acquired Entity has granted any Contracts or any rights under or with respect to any Intellectual Property outside the Ordinary Course of Business.

(j) There has been no change made or authorized to be made to the Organizational Documents of any Acquired Entity.

(k) No Acquired Entity has issued, sold, or otherwise disposed of any of its Equity Interests.

(l) No Acquired Entity has declared, set aside, or paid any dividend or made any distribution with respect to its Equity Interests (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its Equity Interests (other than dividends and other transactions solely among the Acquired Entities).

(m) No Acquired Entity has experienced any damage, destruction, or loss (whether or not covered by insurance) to its properties.

(n) No Acquired Entity has made any loan to, or entered into any other transaction with, any of its Affiliates, directors, officers, or employees.

(o) No Acquired Entity has entered into any employment, collective bargaining, or similar Contract or modified the terms of any existing such Contract.

(p) No Acquired Entity has adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or similar Contract for the benefit of any of its directors, officers, or employees (or taken any such action with respect to any other Employee Benefit Plan).

(q) No Acquired Entity has made or pledged to make any charitable or other capital contribution either involving more than $50,000 (individually or in the aggregate) or outside the Ordinary Course of Business.

(r) There has not been any other occurrence, event, incident, action, failure to act, or transaction with respect to the Acquired Entities either involving more than $150,000 individually or $300,000 in the aggregate or outside the Ordinary Course of Business.

(s) No Acquired Entity has granted any increase in the base compensation of any of its directors, officers or employees outside of the Ordinary Course of Business.

(t) No Acquired Entity has made any other material change in employment terms for any of its directors, officers, or employees outside of the Ordinary Course of Business.

(u) Excluding intercompany transactions permitted or required by Sections 5.8 and 5.10, no Acquired Entity has discharged any material obligations or assets outside the Ordinary Course of Business, and no Acquired Entity has granted a waiver or consent with respect to a provision of any Franchise Agreement regarding a counter-party’s obligation to make payments of royalty fees, contributions to any marketing fund or expenditures for advertising purposes.

(v) No Acquired Entity has committed to any of the foregoing.

Notwithstanding anything to the contrary set forth in this Agreement, the Company shall not be required, and shall not be in Breach of this Section 4.9 for failure, to schedule any of the matters described in this Agreement that are outside the Ordinary Course of Business if the aggregate of all such occurrences, events, incidents, actions, failures to act, or other transactions with respect to the Acquired Entities aggregate $500,000 or less.

4.10 Legal Compliance.

Each Acquired Entity has complied with all applicable Laws, and no Action is pending or, to the Seller’s Knowledge, threatened against such Acquired Entity alleging any such failure to comply, except where the failure to comply would not have a Material Adverse Effect. No expenditures outside the Ordinary Course of Business are, or based on applicable Law, will be required of any Acquired Entity for it and its business and operations to remain in compliance with applicable Law. Notwithstanding the foregoing, no representation or warranty is made in this Section 4.10 with respect to (a) Environmental, Health, and Safety Requirements, which are covered exclusively in Section 4.19 or (b) franchise matters, which are covered exclusively in Section 4.13.

4.11 Tax Matters.

Except as set forth on Schedule 4.11,

(a) all Income Tax Returns and all other material Tax Returns that are required to be filed by or with respect to each Acquired Entity, either separately or as part of a consolidated, combined, or unitary group, have been timely filed, or where not so filed, are covered under an extension that has been obtained therefor;

(b) all such Tax Returns were complete (i) in all respects in so far as they relate to the Acquired Entities and (ii) in all material respects in so far as they relate to members of the Affiliated Group other than the Acquired Entities;

(c) all Taxes due and payable by the Acquired Entities have been paid in full, and all material Income Taxes owed by the Affiliated Group of which Seller is the parent have been paid (or, if not paid, have been sufficiently reserved for on the books of the Affiliated Group) for each taxable period during which any of the Acquired Entities was a member of such Affiliated Group;

(d) no waivers of statutes of limitations or extensions of time to assess have been given by or requested with respect to any Taxes of the Acquired Entities or of any material Income Taxes of any Affiliated Group of which the Acquired Entities are a member;

(e) no claim or assessment has been initiated, or to Seller’s Knowledge, threatened by any taxing authority against any of the Acquired Entities, or against Seller or its Affiliated Group for any taxable period during which the Acquired Entities were members of such group;

(f) each of the Acquired Entities has withheld and timely paid to the appropriate taxing authority the required amounts in compliance with all tax withholding provisions of Law;

(g) none of the Acquired Entities has been a member of an Affiliated Group filing a consolidated federal Income Tax Return other than a group the common parent of which is Seller or one of the Acquired Entities;

(h) none of the Acquired Entities has any liability for the Taxes of any Person other than such Acquired Entities (i) under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), (ii) as a transferee or successor, (iii) by Contract, or (iv) otherwise;

(i) none of the Acquired Entities will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i) change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date;

(iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law);

(iv) installment sale or open transaction disposition made on or prior to the Closing Date; or

(v) prepaid amount received on or prior to the Closing Date.

(j) Schedule 4.11 lists all returns filed with respect to each Acquired Entity for income, franchise, sales and use, payroll, or personal property taxes for taxable periods ended on or after December 31, 2003, indicates those returns for such taxes that have been audited, and indicates those returns for such taxes that currently are the subject of audit, or for which any Acquired Entity has received any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of tax proposed, asserted, or assessed by any taxing authority against any Acquired Entity. Seller has delivered to Buyer correct and complete copies of the stacked federal Income Tax Returns prepared for the Acquired Entities in conjunction with preparing the consolidated federal Income Tax Returns for the Affiliated Group, examination reports, and statements of deficiencies assessed against or agreed to by and relating to the Tax liability attributable to any Acquired Entity on or after December 31, 2003.

4.12 Real Property.

(a) No Acquired Entity owns any real property.

(b) Schedule 4.12(b) lists and describes briefly all real property leased or subleased to each Acquired Entity and any leases or subleases made by any Acquired Entity. Seller has made available to Buyer correct and complete copies of the lease and sublease Contracts (as amended to date) listed on Schedule 4.12(b). Except as set forth on Schedule 4.12(b), with respect to each lease and sublease Contract required to be listed on such schedule:

(i) such Contract is the legal, valid, and binding obligation of the Acquired Entity, enforceable against such Person in accordance with its terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium, or other Laws relating to or affecting the rights of creditors, and general principles of equity, and will continue to be such following the Closing;

(ii) no Acquired Entity is in Breach of such Contract and no Breach of such Contract shall result from the consummation of the transactions contemplated hereby;

(iii) no party to the Contract has delivered a written demand for early termination thereof;

(iv) there are no Actions or Orders in effect as to the Contract;

(v) no Acquired Entity has granted or suffered to exist any Security Interest in the leasehold or subleasehold Contract;

(vi) all facilities leased or subleased under the Contract have been operated and maintained in accordance with applicable Laws; and

(vii) all facilities leased or subleased under the Contract are supplied in the Ordinary Course of Business.

4.13 Franchise Matters.

(a) Schedule 4.13(a) accurately identifies all franchise agreements and area development agreements to which any Acquired Entity is a party (collectively, “Franchise Agreements”) that are currently in effect, by name of franchisee, licensee or area developer (“Franchisee”), date of agreement, and location of restaurant(s) or development area, and no other Contracts exist between any Acquired Entity and any third party granting any such third party the right, or any option or right of first refusal, to conduct business under the name “Baja Fresh” or any other Marks owned or used by any Acquired Entity. The consummation of the Transactions will not require the consent of any Franchisee. Except as set forth on Schedule 4.13(a), to Seller’s Knowledge, the restaurants that are the subject of Franchise Agreements with

Franchisees are presently open to the public and operating. Seller has made available to Buyer a correct and complete copy of each Franchise Agreement (as amended to date) listed on Schedule 4.13(a). With respect to each such Franchise Agreement:

(i) such Franchise Agreement is the legal, valid, and binding obligation of the applicable Acquired Entity, enforceable against such Person in accordance with its terms, except as such enforceability may be subject to (x) the effects of bankruptcy, insolvency, reorganization, moratorium, or other Laws relating to or affecting the rights of creditors, and general principles of equity; (y) the effects of franchise Laws (and judicial decisions interpreting such franchise Laws) and other Laws of general applicability including those relating to covenants not to compete and public policy considerations; and (z) the qualification that certain provisions of the Franchise Agreement may not be enforceable in whole or in part, but such provisions do not render such Franchise Agreement invalid as a whole and such Franchise Agreement contains adequate provisions for enforcing the performance by the Franchisee of its obligations thereunder and for the practical realization of the rights and benefits afforded each Acquired Entity thereby, except for the economic consequences resulting from, and delay imposed by, or any procedure required by, applicable federal or state laws, rules, regulations and court decisions;

(ii) except as set forth on Schedule 4.13(a)(ii), no Acquired Entity nor, to Seller’s Knowledge, any counter-party is in Breach of such Franchise Agreement, and to Seller’s Knowledge no event has occurred that with notice or lapse of time would constitute a Breach under the Franchise Agreement;

(iii) except as set forth on Schedule 4.13(a)(iii), no party to such Franchise Agreement has delivered a formal written demand for early termination pursuant to the terms thereof since June 19, 2002; and

(iv) except as set forth on Schedule 4.13(a)(iv), no Acquired Entity has granted a waiver or consent with respect to a provision of such Franchise Agreement regarding a counter-party’s obligation to make payments of royalty fees, contributions to any marketing development fund, or expenditures for advertising purposes; and

(v) the Company has in its possession an original executed copy of each Franchise Agreement. Except as set forth on Schedule 4.13(a)(v), there are no written amendments to the Franchise Agreements or other agreements between any Acquired Entity and the Franchisees reflecting the understandings between any Acquired Entity and the Franchisees under the Franchise Agreements which have not heretofore been delivered to the Buyer by the Company. Except as set forth on Schedule 4.13(a)(v), there are no oral amendments to the Franchise

Agreements or other agreements between the Acquired Entities and the Franchisees which have not been memorialized in a written instrument and expressly agreed to by the Acquired Entities and the Franchisees.

(b) Except as set forth on Schedule 4.13(b), to Seller’s Knowledge each Franchisee is current in its financial obligations to each Acquired Entity, including without limitation, for payments due for franchise, development, or license fees, royalties, advertising contributions, and product purchases.

(c) Except as set forth on Schedule 4.13(c), to Seller’s Knowledge each Franchisee is current in its development obligations with respect to each restaurant to be developed by such Franchisee in such Franchisee’s development area.

(d) Except as set forth on Schedule 4.13(d), to Seller’s Knowledge, since June 1, 2005, no Acquired Entity has received any formal written notice, claim or demand pursuant to the terms of a Franchise Agreement from any Franchisee of any Breach by any Acquired Entity of any material term or provision of such Franchise Agreement and, to Seller’s Knowledge, no Acquired Entity is in Breach of any material term or provision of the Franchise Agreements as of the date of this Agreement.

(e) Except as set forth on Schedule 4.13(e), to Seller’s Knowledge there are no asserted Breaches of any of the Franchise Agreements by any Acquired Entity that were the subject of a formal written notice, claim or demand from a Franchisee pursuant to the terms of such Franchise Agreement that remain uncured and otherwise unresolved. Except as set forth on Schedule 4.13(e), since June 1, 2005 there has been no formal written demand by any Franchisee pursuant to the terms of a Franchise Agreement for rescission of such Franchise Agreement.

(f) Schedule 4.13(f) sets forth each state or other jurisdiction in which any Acquired Entity is currently registered to sell its franchises or with which any Acquired Entity has filed an application for registration to sell its franchises that is currently pending as of the date of this Agreement, or has filed (where such filing is required) an application for exemption from registration, to sell franchises, and the effective date and expiration date of each such registration and exemption.

(g) Schedule 4.13(g) sets forth each state or other jurisdiction in which any Acquired Entity has filed, or caused to be filed, applications for registration of the sale of the Company’s franchises and/or applications or notices of exemption from such registration during the period commencing on June 19, 2002 and continuing through the date of this Agreement.

(h) To Seller’s Knowledge, other than matters for which the Acquired Entities have obtained releases, during the period commencing on June 19, 2002 and continuing through the date of this Agreement, the Company has in all material respects made all disclosures in its

Franchise Offering Circular required by all applicable federal and state laws and regulations which govern the sale of franchises, and neither an Acquired Entity nor any “Franchise Sales Person” (as defined in Section 4.13(l) herein) has offered for sale, accepted an offer, or sold a Franchise except in compliance with all applicable federal and state laws and regulations which govern the sale of franchises.

(i) Except as disclosed in any Franchise Offering Circular, during the period commencing on June 19, 2002 and continuing through the date of this Agreement, the Company has received no written notice of any violation by any Acquired Entity of any franchise law from any federal, Canadian or state regulatory agency and, to Seller’s Knowledge, no allegations of violations by any Acquired Entity of any state franchise registration, disclosure, relationship or termination law have been made by any federal, Canadian or state regulatory agency.

(j) Except as disclosed in any Franchise Offering Circular, to Seller’s Knowledge, no director, general partner, officer or other executive of an Acquired Entity that has offered or sold franchises, and who has had management responsibilities relating to the Franchisees offered by such Acquired Entity, has, since June 19, 2002:

(i) had any administrative, criminal or material civil action pending against that person alleging a violation of a franchise, antitrust or securities law, fraud, unfair or deceptive practices or comparable allegations.

(ii) been subject to any currently effective order of any national securities association or national securities exchange, as defined in the Securities and Exchange Act of 1934, 15 U.S.C.A. 78a et seq., suspending or expelling such person from membership in such association or exchange;

(iii) been convicted of a felony or pleaded nolo contendere to a felony charge; or been held liable in a civil action by final judgment or been the subject of a material action involving violation of a franchise, antitrust or securities law, fraud, unfair or deceptive practices or comparable allegations; and

(iv) been subject to a currently effective injunctive or restrictive order or decree relating to the franchise offered by the applicable Acquired Entity, or under a federal, state or Canadian franchise, securities, antitrust, trade regulation or trade practice law resulting from a concluded or pending action or proceeding brought by a public agency.

(k) Except as disclosed in any Franchise Offering Circular, to Seller’s Knowledge, no officer or general partner of an Acquired Entity that has offered or sold franchises has, since June 19, 2002:

(i) has filed as a debtor (or had filed against it) a petition to start an action under the U.S. Bankruptcy Code;

(ii) has obtained a discharge of its debts under the U.S. Bankruptcy Code; and

(iii) except as otherwise provided in Schedule 4.13(k)(iii), was a principal officer of a company or a general partner of a partnership that either filed as a debtor (or had filed against it) a petition to start an action under the U.S. Bankruptcy Code or that obtained a discharge of its debts under the U.S. Bankruptcy Code during or within one year after the officer or general partner of such Acquired Entity held this position in the company or partnership.

(l) Schedule 4.13(l) sets forth a complete and accurate list of all independent sales representatives, area developers, agents, employees, contractors, brokers or consultants authorized by the Company to offer or sell franchises during the period commencing on June 19, 2002 and continuing through the date of this Agreement (collectively, “Franchise Sales Persons”). Schedule 4.13(l) is a complete and correct list of all written or oral agreements or arrangements (and with respect to oral agreements a description thereof) with such Franchise Sales Persons under which an Acquired Entity has authorized any Franchise Sales Persons to offer or sell Franchises on behalf of an Acquired Entity or agreed to rebate or share amounts receivable under any Franchise Agreement and indicating which of such agreements are in default and may be terminated by an Acquired Entity by notice to the other party. Seller has delivered to Buyer true, complete and correct copies of all written agreements described in Schedule 4.13(l). Seller has delivered to Buyer complete and correct copies of all written correspondence and memoranda evidencing such oral agreements described in Schedule 4.13(l).

(m) Except as disclosed in any Franchise Offering Circular, during the period commencing on June 19, 2002 and continuing through the date of this Agreement, to Seller’s Knowledge, except as disclosed in the applicable Franchise Offering Circular used during such period, no Franchise Sales Person:

(i) has had any administrative, criminal or material civil action pending against that person alleging a violation of a franchise, antitrust or securities law, fraud, unfair or deceptive practices or comparable allegations;

(ii) has been subject to any currently effective order of any national securities association or national securities exchange, as defined in the Securities and Exchange Act of 1934, 15 U.S.C.A. 78a et seq., suspending or expelling such person from membership in such association or exchange;

(iii) has been convicted of a felony or pleaded nolo contendere to a felony charge; or been held liable in a civil action by final judgment or been the subject of a material action involving violation of a franchise, antitrust or securities law, fraud, unfair or deceptive practices or comparable allegations; and

(iv) has been subject to a currently effective injunctive or restrictive order or decree relating to the franchise offered by the applicable Acquired Entity, or under a federal, state or Canadian franchise, securities, antitrust, trade regulation or trade practice law resulting from a concluded or pending action or proceeding brought by a public agency.

(n) Except as set forth in the Franchise Agreements, no Franchisee has a protected territory, exclusive territory, covenant not to compete, right of first refusal, option or other arrangement (collectively, the “Territorial Rights”) with Acquired Entity pursuant to which (A) an Acquired Entity is restricted in any way in its right to own or operate, or license others to own or operate, any business or line of business; or (B) the Franchisee is granted rights for the acquisition of additional franchises or expansion of the Franchisee’s territory. No Franchisee’s Territorial Rights conflict with the Territorial Rights of any other Franchisee. To the extent an Acquired Entity granted any such Territorial Rights (whether disclosed or required to be disclosed herein), the Acquired Entity has complied with such Territorial Rights and, in the course of offering or selling franchises, the Acquired Entity has not violated the Territorial Rights of any Franchisee.

(o) Schedule 4.13(o) sets forth a complete and accurate list of the name, last known address and telephone number of all Franchisees whose franchise agreements were terminated, cancelled, not renewed, reacquired by the Company or who have otherwise ceased to do business during the period commencing on June 19, 2002 and continuing through the date of this Agreement.

(p) Schedule 4.13(p) sets forth a complete and accurate list of all Franchisees whose Franchise Agreements were transferred or sold to a new or existing Franchisee during the period commencing on June 19, 2002 and continuing through the date of this Agreement.

(q) Except as set forth on Schedule 4.13(q), there are no sales by any Acquired Entity of Franchise Agreements which are pending or in progress as of the date of this Agreement.

(r) Except as set forth on Schedule 4.13(r), to Seller’s Knowledge, there are no transfers of Franchise Agreements by any Franchisee which are pending or in progress as of the date of this Agreement.

(s) Except as set forth on Schedule 4.13(s), and except in cases where delivery is otherwise evidenced in writing, the Company has in its possession an original executed copy of an Acknowledgment of Receipt from each Franchisee who received a Franchise Offering Circular from the Company during the period commencing on June 19, 2002 and continuing through the date of this Agreement.

(t) Except as set forth on Schedule 4.13(t), there are no signed forbearance agreements, settlement agreements, general releases, cancellation agreements, termination agreements or purchase agreements for the reacquisition of restaurants between the Company and any of its Franchisees since June 1, 2005.

(u) Except as set forth on Schedule 4.13(u), there are no arbitrations, mediations or civil actions pending between the Company and any of the Franchisees as of the date of this Agreement.

(v) Except as set forth on Schedule 4.13(v), there have been no formal written notices of Breach or termination of any Franchise Agreement issued by the Company to any Franchisee pursuant to the terms of such Franchise Agreement since June 1, 2005 with respect to any material term or provision of any of the Franchise Agreements. Except as set forth on Schedule 4.13(v), to Seller’s Knowledge there are no Breaches by any Franchisee of any Franchise Agreement which were the subject of a formal written notice of Breach issued by the Company pursuant to the terms of a Franchise Agreement that remain uncured and otherwise unresolved.

(w) Except as set forth on Schedule 4.13(w), since June 19, 2002, there have been no consent orders or settlement agreements entered into by the Company with any federal, Canadian or state regulatory agency with respect to the sale of the Franchises.

(x) Except as set forth on Schedule 4.13(x), since June 19, 2002, there have been no applications for material modifications to existing Franchise Agreements filed by the Company with any state regulatory agencies.

4.14 Intellectual Property.

(a) None of the Acquired Entities owns any Patents.

(b) Schedule 4.14(b) lists each Acquired Entity’s Marks, which Marks represent all Marks used by the Acquired Entities that are material to the operation of its business as currently conducted in the United States . All Marks required to be listed that have been registered with the United States Patent and Trademark Office or with a corresponding state office are currently in compliance with all formal legal requirements. Except as set forth on Schedule 4.14(b), no Mark has been or is now involved in any opposition, invalidation, or cancellation and, to the Company’s Knowledge, no such Action is threatened with respect to any such Mark.

(c) No Acquired Entity has any registered Copyrights.

(d) Except as set forth on Schedule 4.14(d), the Acquired Entities own or have the right to use all Intellectual Property necessary to operate in the United States the Acquired Entities’ businesses as currently conducted in the United States.

(e) Seller has made available to Buyer correct and complete copies of all written documentation evidencing ownership and prosecution (if applicable) of each item of any Acquired Entity’s Intellectual Property. With respect to each such item of Intellectual Property:

(i) except as set forth on Schedule 4.154(e), an Acquired Entity possesses all right, title, and interest in and to the item, free and clear of any Encumbrance;

(ii) the item is not subject to any outstanding adverse Order;

(iii) no Action is pending or, to Seller’s Knowledge, threatened which challenges the Enforceability, use, or ownership of the item; and

(iv) no Acquired Entity has ever agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item, except pursuant to indemnification provisions contained in such Acquired Entity’s standard Franchise Agreement.

(f) Except as set forth on Schedule 4.14(f), no Acquired Entity has received any written notice alleging it has interfered with, infringed upon, misappropriated, or otherwise violated or come into conflict with any other Person’s Intellectual Property (including any claim that any Acquired Entity must license or refrain from using any other Person’s Intellectual Property). Except as set forth on Schedule 4.14(f), to Seller’s Knowledge no third Person has any Intellectual Property that interferes or would be likely to interfere with any Acquired Entity’s use of any of its Intellectual Property.

4.15 Contracts.

Except as otherwise disclosed on Schedules 4.12(b), 4.13(a), 4.18(a), and 4.21, Schedule 4.15 lists the following Contracts to which any Acquired Entity is a party:

(a) Any Contract for the lease of personal property to or from any Person providing for lease payments in excess of $30,000 per annum.

(b) Any Contract for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a loss to any Acquired Entity, or involve annual consideration in excess of $60,000.

(c) Any Contract concerning a limited liability company, partnership, joint venture, or similar arrangement.

(d) Any Contract under which any Acquired Entity has created, incurred, assumed, or guaranteed any Liability for borrowed money or any capitalized lease in excess of $30,000 per annum, or under which the Contract has imposed or the Acquired Entity has suffered to exist an Encumbrance on any of its assets.

(e) Any Contract restricting any Acquired Entity’s right to compete.

(f) Any profit sharing, stock option, stock purchase, stock appreciation,

deferred compensation, severance, or other similar Contract for the benefit of its current or former directors, officers, and employees.

(g) Any collective bargaining Contract.

(h) Any Contract for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $40,000 or providing severance benefits.

(i) Any Contract under which an Acquired Entity has advanced or loaned any amount to any of its directors or officers or, outside the Ordinary Course of Business, to its employees.

(j) Any Contract pursuant to which any Acquired Entity has granted to a third party rights under or with respect to any of its Intellectual Property.

(k) Any Contract pursuant to which any Acquired Entity has obtained from any third party rights under or with respect to any of its Intellectual Property.

(l) Any other Contract (or group of related Contracts) the performance of which involves receipt or payment of annual consideration in excess of $75,000.

The Company has made available to Buyer a correct and complete copy of each written Contract (as amended to date) listed on Schedule 4.15 and a written summary setting forth the terms and conditions of each oral Contract referred to on Schedule 4.15. Each Contract listed on Schedule 4.15 is the legal, valid, and binding obligation of the Acquired Entity enforceable against such Person in accordance with its terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium, or other Laws relating to or affecting the rights of creditors, and general principles of equity, and will continue to be so enforceable following the Closing.

4.16 Litigation.

Schedule 4.16 sets forth each instance in which any Acquired Entity (a) is subject to any outstanding Order or (b) is a party or, to the Company’s Knowledge, is threatened to be made a party to, to any Action.

4.17 Labor; Employees.

Except as set forth on Schedule 6.3(a), to the Company’s Knowledge, no executive officer or group of employees has any plans to terminate employment with any Acquired Entity; provided, however, that, with respect to each executive officer of the Company, the determination of whether the Company has Knowledge of any such executive’s plans to terminate employment with any Acquired Entity will be made without reference to such executive’s Knowledge. No Acquired Entity is a party to or bound by any collective bargaining Contract, nor is there a labor strike, dispute, slowdown, or stoppage actually pending, or to the Knowledge of the Company, threatened against any Acquired Entity. No Action is pending or, to the Company’s Knowledge, threatened against any Acquired Entity alleging any unfair labor practice. Within the past 3 years, no Acquired Entity has implemented any plant closing or layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state, or local law, regulation, or ordinance (collectively, the “WARN Act”). Except as listed in Schedule 4.17, and except for obligations, if any, to at-will employees, each Acquired Entity is not a party to or obligated with respect to any (a) outstanding written or oral contracts with individuals who are current or former employees, agents, consultants, advisers, salesmen, sales representatives, distributors, sales agents, independent contractors, or representatives, or (b) collective bargaining agreements or contracts with any labor union or other representative of employees or any employee benefits provided for by any such agreement, correct and complete copies of which previously have been furnished to Buyer. Except as set forth on Schedule 4.17, no allegation, charge or complaint of employment discrimination or other similar occurrence has occurred or is pending or to the Knowledge of the Seller threatened against any Acquired Entity nor does the Seller have Knowledge of any basis for any such allegation, charge, or complaint. The Acquired Entities have complied with all applicable Laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining, the Fair Labor Standards Act and the payment of social security and other taxes. There are no administrative charges or court complaints pending or to Seller’s Knowledge threatened against an Acquired Entity before the U.S. Equal Employment Opportunity Commission or any other Governmental Body concerning alleged employment discrimination or any other matters relating to the employment of labor, except for such matters as are referred to on Schedule 4.17 hereof.

4.18 Employee Benefits.

(a) Schedule 4.18(a) lists each Employee Benefit Plan that is now or previously has been sponsored, maintained, contributed to, or required to be contributed to, or with respect to which any withdrawal Liability (within the meaning of Section 4201 of ERISA) has been incurred for the benefit of employees of any Acquired Entity and any pension plan subject to Title IV of ERISA, pursuant to which any Acquired Entity has or may have any Liability.

(b) The Company has made available to Buyer correct and complete copies of all Employee Benefit Plans required to be listed on Schedule 4.18(a) and, if applicable, the plan Contracts and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service and the most recent Form 5500 Annual Report.

(c) Each such Employee Benefit Plan complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, other Laws, and its own terms.

(d) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-l’s, and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan, if applicable. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Section 4980B have been met with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

(e) All contributions (including all employer contributions and employee salary reduction contributions) that are due have been paid to each such Employee Benefit Plan that is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date that are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in the Ordinary Course of Business by the Acquired Entities. All premiums or other payments that are due for all periods ending on or before the Closing Date have been paid or accrued on the Financial Statements with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

(f) Each such Employee Pension Benefit Plan that is intended to satisfy the requirements of a “qualified plan” under Code Section 401(a) has received a favorable determination letter from the Internal Revenue Service or relies on a favorable opinion letter from the Internal Revenue Service issued to a prototype plan adopted by Seller.

(g) With respect to each Employee Benefit Plan that any Acquired Entity or any ERISA Affiliate sponsors or has ever sponsored, maintains, or ever has maintained or to which any of them contributes, has ever contributed, or has ever been required to contribute for the benefit of employees of any Acquired Entity:

(i) except as disclosed on Schedule 4.18(g)(i), no such Employee Benefit Plan is subject to Title IV of ERISA;

(ii) there have been no Prohibited Transactions with respect to any such Employee Benefit Plan;

(iii) no Fiduciary has any Liability for Breach of fiduciary duty or any other failure to act or comply with the requirements of applicable Law in connection with the administration or investment of the assets of any such Employee Benefit Plan; and

(iv) no Action with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Company’s Knowledge, threatened, and no Acquired Entity has incurred, and the Company has no reason to expect that any Acquired Entity will incur, any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal Liability) or under the Code with respect to any such Employee Benefit Plan that is an Employee Pension Benefit Plan.

(h) No Acquired Entity or any ERISA Affiliate contributes to, ever has contributed to, or ever has been required to contribute to any Multi-employer Plan or has any Liability (including withdrawal Liability) under any Multi-employer Plan.

(i) Except as set forth on Schedule 4.18(i), no Acquired Entity or any ERISA Affiliate (i) maintains or contributes to any Employee Benefit Plan that provides, or has any Liability to provide, post-employment life insurance, medical, severance, or other employee welfare benefits to any employee or any dependent of any employee upon his or her retirement or termination of employment, except as may be required by Code Section 4980B; or (ii) has ever represented, promised, or Contracted (whether in oral or written form) to any employee (either individually or to employees as a group) that such employee(s) or dependents would be provided with life insurance, medical, severance, or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by Code Section 4980B.

(j) Except as set forth on Schedule 4.18(j), or as otherwise expressly contemplated by this Agreement, the execution of this Agreement and the consummation of the Transactions will not (i) constitute an event under any Employee Benefit Plan, Employee Agreement, trust, or loan that will or may result in any payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits, or obligation to fund benefits with respect to any employee, or (ii) result in the triggering or imposition of any restrictions or limitations on the right of any Acquired Entity or Buyer to amend or terminate any Employee Benefit Plan and receive the full amount of any excess assets remaining or resulting from such amendment or termination, subject to applicable Taxes. Except as set forth on Schedule 4.18(j), no payment or benefit that has been made, will be made, or may be made by any Acquired Entity, Buyer or any of their respective Affiliates with respect to any Acquired Entity’s employee will be characterized as an “excess parachute payment,” within the meaning of Code Section 280G(b)(l).

4.19 Environmental, Health, and Safety Matters.

Except as set forth on Schedule 4.19, (a) each Acquired Entity is in compliance with all Environmental, Health and Safety Requirements in connection with owning, using, maintaining, or operating its business or assets; (b) each location at which any Acquired Entity operates its business is in compliance with all Environmental, Health and Safety Requirements; and (c) there are no pending or, to the Company’s Knowledge, threatened Actions by any Person that any Acquired Entity’s properties or assets is not, or that its businesses has not been conducted, in compliance with all Environmental, Health and Safety Requirements.

4.20 Permits.

The Acquired Entities possess all material Permits required to be obtained for their businesses and operations. Schedule 4.20 sets forth a list of each material Permit, excluding those set forth on Schedule 4.13(f). Except as set forth on Schedule 4.20, with respect to each material Permit:

(a) it is valid, subsisting, and in full force and effect;

(b) there are no violations of such Permit that would result in a termination of such Permit;

(c) no Acquired Entity has received written notice that such Permit will not be renewed; and

(d) the Transactions will not adversely affect the validity of such Permit or cause a cancellation of or otherwise adversely affect such Permit.

Notwithstanding the foregoing, no representation or warranty is made in this Section 4.20 with respect to Environmental, Health and Safety Requirements, which are covered exclusively in Section 4.19.

4.21 Insurance.

Schedule 4.21 sets forth the following information with respect to each insurance policy Contract (including policies providing property, general liability, auto liability, employment practices liability, directors and officers liability, professional liability, workers’ compensation, crime, fiduciary liability coverage and bond and surety arrangements) to which any Acquired Entity has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past three years:

(a) the name, address, and telephone number of the agent;

(b) the name of the insurer, the name of the policyholder, and the name of each covered insured;

(c) the policy number and the period of coverage;

(d) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and limits are calculated and operate) of coverage; and

(e) description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each insurance policy Contract, the Contract is the legal, valid, and binding obligation of the Acquired Entity, enforceable against such Person in accordance with its terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium, or other Laws relating to or affecting the rights of creditors, and general principles of equity, and will continue to be so enforceable following Closing.

Each Acquired Entity has been covered during the past three years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during such period. Schedule 4.21 also describes any self-insurance arrangements affecting any Acquired Entity.

4.22 Certain Business Relationships with Acquired Entities.

Except as set forth on Schedule 4.22, neither Seller nor any of its Affiliates has been involved in any business arrangement or relationship with any Acquired Entity within the past 12 months, and neither Seller nor any of its Affiliates owns any asset that is used in any Acquired Entity’s business.

4.23 Suppliers.

Since the Balance Sheet Date, except as set forth on Schedule 4.23, to Seller’s Knowledge, no material supplier of any Acquired Entity has provided written notice to any Acquired Entity that it shall stop, or materially decrease the rate of, supplying materials, products or services to such Acquired Entity. All Affiliates of the Seller and, to Seller’s Knowledge, all other material suppliers to the Company, will continue to supply the Acquired Entities after the Closing on substantially the same terms and conditions as provided prior to Closing, subject to price increases in the Ordinary Course of Business consistent with past practice.

4.24 Notes and Accounts Receivable.

All notes and accounts receivable of the Acquired Entities are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the balance sheet (rather than in any notes thereto) included as part of the Interim Financial Statements as adjusted for operations and transactions through the Closing Date in accordance with GAAP.

4.25 Disclaimer of Other Representations and Warranties.

Except as expressly set forth in Section 3.1 and this ARTICLE 4, Seller makes no representation or warranty, express or implied, at law or in equity, in respect of any of the Acquired Entities or any of their respective assets, liabilities, or operations, including with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed. Buyer hereby acknowledges and agrees that, except to the extent specifically set forth in Section 3.1 and this ARTICLE 4, Buyer is purchasing the Shares on an “as-is, where-is” basis.

ARTICLE 5. PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the period between the execution of this Agreement and the earlier of the Closing and the Termination Date.

5.1 General.

(a) Each Party shall use its Commercially Reasonable Efforts to take all action and to do all things necessary to consummate and make effective all of the terms of this Agreement and the Transactions applicable to it (including satisfaction, but not waiver, of the Closing conditions for which it is responsible or otherwise in control, as set forth in ARTICLE 7). Each Party shall extend all reasonable cooperation to the other Party in order to obtain all consents, conditions or events necessary to consummate and make effective all of the terms of this Agreement, the Transaction Documents and the Transactions contemplated hereby.

(b) Prior to the Closing, the Company or an Acquired Subsidiary shall assign its rights in the assets set forth on Schedule 5.1 to Seller.

(c) Within ten (10) days from the date hereof, “July 1, 2005” in Section 4.13(t) shall be deemed deleted and replaced with “June 19, 2002” and Seller shall deliver to Buyer an updated Schedule 4.13(t), which shall replace such schedule delivered on the date hereof.

5.2 Notices and Consents.

(a) Seller shall cause the Acquired Entities to give any notices to third parties, and shall cause the Acquired Entities to use their Commercially Reasonable Efforts to obtain any third party Consents for the leases listed on Schedule 4.3 necessary in connection with the Transactions. Seller shall cause each Acquired Entity to give any notices to, make any filings with, and use its Commercially Reasonable Efforts to obtain any third party Consents of Governmental Bodies, if any, required pursuant to any applicable Law in connection with the Transactions.

(b) Buyer shall cooperate with the Acquired Entities in assisting such Persons in obtaining the Consents for the leases listed on Schedule 4.3 necessary in connection with the Transactions. Buyer shall give any notices to, make any filings with, and use its Commercially Reasonable Efforts to obtain any Consents of Governmental Bodies, if any, required pursuant to any applicable Law in connection with the Transactions.

(c) Each Party shall cooperate and use its Commercially Reasonable Efforts to agree jointly on a method to overcome any objections by any Governmental Body to the Transactions.

(d) Buyer shall cooperate with Seller in obtaining the Consents for the leases listed on Schedule 5.2(d) necessary in connection with the Transactions. If any such Consents are not obtained by the Closing Date, resulting in the closure of any of such stores at such lease locations, Seller shall pay Buyer the amount on Schedule 5.2(d) for the Consent not obtained with respect to any such store within five (5) business days after the date of such store closure; provided, however, that Seller’s Liability hereunder relating to the failure to obtain such Consents shall not exceed $3.0 million in the aggregate. Buyer shall bear any remaining Liability resulting from the failure to obtain any such Consents with respect to the leases listed on Schedule 5.2(d).

5.3 Operation of Business; Assumption of Certain Liabilities.

No Acquired Entity shall, without the prior written consent of Buyer, engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business, other than practices, actions, or transactions that do not have a value exceeding $250,000 in the aggregate. Without limiting the generality of the foregoing, no Acquired Entity shall, without the prior written consent of Buyer, engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business, which (i) would be required to be disclosed on Schedule 4.9, (ii) result in any Material Adverse Change or Effect or (iii) the primary purpose or effect of which would be to generate or preserve Cash. The Seller shall use Commercially Reasonable Efforts to maintain the Acquired Entities’ business intact, including their relations with employees, customers and suppliers. Notwithstanding the foregoing, no Acquired Entity shall (i) terminate, modify, amend, renew, extend or replace any Contract identified on Schedule 4.15, or (ii) approve the sale of any franchise (other than those disclosed on Schedule 4.13(q)), without the prior written approval of Buyer, which approval shall not be unreasonably withheld). Seller shall cause the Contracts listed on Schedule 5.3 to be either (i) terminated and shall pay or cause the Company to pay all cancellation or other termination fees and costs related to such terminations or (ii) assigned to and assumed by Seller (without further liability to the Company), in each case prior to the Closing.

5.4 Full Access.

Subject to compliance with applicable Law (including antitrust Laws), each Acquired Entity will permit representatives of Buyer to have access at reasonable times, and in a manner so as not to interfere with the normal business operations of the Acquired Entities, to all premises, properties, personnel, books, records, Contracts, and documents pertaining to such Acquired Entity; provided, however, that Buyer shall treat and hold as such any Confidential Information it receives from Seller and the Acquired Entities pursuant to this Section 5.4 and shall not use any of the Confidential Information except in connection with this Agreement and the Transactions. In addition, Seller, the Company and their personnel shall reasonably cooperate and assist Buyer with any and all audits for financial statements of the Company for the fiscal year 2006 which are necessary or appropriate for the Company to remain in compliance with all Laws governing the offering and sale of franchises following the Closing. Seller shall provide to Buyer financial statements for the period ended November 6, 2006 as soon as practicable following such period end.

5.5 Notice of Developments.

Seller shall give prompt written notice to Buyer of (a) any development occurring after the date of this Agreement, or (b) with respect to representations and warranties that are qualified by Knowledge, any item about which the Company did not have Knowledge on the date of this Agreement, which in each case causes or reasonably could be expected to cause a Breach of any of the representations and warranties in ARTICLE 4. Buyer shall give prompt written notice to Seller of any development occurring after the date of this Agreement that causes or reasonably could be expected to cause a Breach of any of the representations and warranties in Section 3.2. No disclosure by any Party pursuant to this Section 5.5 shall be deemed to amend and supplement the Schedules and to prevent any misrepresentation or Breach of any representation, warranty, or covenant or affect any rights of indemnification pursuant to Article VIII, other than (in the event the Transactions are consummated) any such Breach that is disclosed in a supplement as having caused a condition specified in Section 7.1(a) or Section7.2(a) not to be satisfied.

5.6 Affiliated Transactions.

Except as disclosed on Schedule 5.6, Seller shall cause all Contracts and transactions by and between Seller or any Affiliate of Seller, on the one hand, and the Acquired Entities, on the other hand, to be terminated effective as of the Closing, without any cost or continuing obligation to the Acquired Entities or Buyer.

5.7 Repayment of Liabilities from Seller.

At or prior to the Closing, Seller and any Affiliate thereof (other than an Acquired Entity) will satisfy, pay in full, or discharge all Liabilities they may have to the Acquired Entities.

5.8 Discharge of Liabilities to Seller.

At or prior to the Closing, each Acquired Entity shall satisfy, pay in full, or discharge all Liabilities it may have to Seller or any Affiliates thereof (other than an Acquired Entity).

5.9 Exclusivity.

Seller will not (and Seller will not cause or permit any Acquired Entity or its Affiliates, representatives or advisors to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of any Acquired Entity (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. No Seller will vote his, her, or its Shares in favor of any such acquisition.

5.10 Satisfaction of Certain Intercompany Accounts.

(a) Any and all other intercompany claims or obligations between Seller and its Affiliates on the one hand and the Company on the other hand shall be terminated without liability of any Party as of the Closing.

(b) The Seller shall create a new limited liability company in the State of Colorado prior to Closing and all records, cash or other assets of the Seller related to the Baja Fresh Gift Card program shall be transferred to such new company prior to the Closing Date.

5.11 Insurance Claims.

Seller shall tender to Scioto Insurance Company or other applicable carriers and diligently prosecute all insurable claims (liability, workers’ compensation and otherwise) that arise on or before the Closing Date. The Company shall be entitled to participate in any proceedings pertaining to such claims at its own cost and expense. The Company shall be notified, and have the right to consult with Seller within two (2) business days of notification, prior to the settlement of any such claim over $10,000.

ARTICLE 6. POST-CLOSING COVENANTS

The Parties agree as follows with respect to the period following the Closing.

6.1 General.

(a) In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement (including without limitation the assignment or transfer to Buyer of any assets owned and controlled by Seller or any Acquired Entity that as of the Closing Date were utilized exclusively by the Acquired Entities in the conduct of its business), each of the Parties shall take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under ARTICLE 8).

(b) In case at any time after the Closing Seller pursues or continues to pursue any Action, the rights to which Buyer has assigned to Seller as set forth on Schedule 5.1, Buyer shall provide assistance to Seller as Seller may reasonably request for Seller to pursue such Action, all at the sole cost and expense of Seller.

6.2 Tax Matters.

(a) Any tax-sharing agreement between the Affiliated Group including Seller and the Acquired Entities shall be terminated as of the Closing Date and shall have no further effect for any taxable year (whether the current year, a future year, or a past year).

(b) The Affiliated Group including Seller shall include the income of the Acquired Entities (including any deferred items triggered into income by Reg. §1.1502-13 and any excess loss account taken into income under Reg. §1.1502-19) on the consolidated federal Income Tax Returns of the Affiliated Group including Seller for all periods through the Closing Date and pay any federal Income Taxes attributable to such income. For all taxable periods ending on or before the Closing Date, Seller shall cause the Acquired Entities to join in the consolidated federal Income Tax Return of the Affiliated Group including Seller and, in jurisdictions requiring separate reporting from Seller, to file separate company state and local Income Tax Returns. All such Tax Returns shall be prepared and filed in a manner consistent with prior practice, except as required by a change in applicable law. Buyer shall cause the Acquired Entities to furnish information to Seller as reasonably requested by Seller to allow Seller to satisfy its obligations under this Section 6.2 in accordance with past custom and practice. The Acquired Entities and Buyer shall consult and cooperate with Seller as to any elections to be made on returns of the Acquired Entities for periods ending on or before the Closing Date.

(c) Buyer shall cause the Acquired Entities to file Income Tax Returns or shall include the Acquired Entities in its combined or consolidated Income Tax Returns, for all periods other than periods ending on or before the Closing Date.

(d) Seller shall not settle any audit of a consolidated federal Income Tax Return of the Affiliated Group including Seller to the extent that such return relates to the Acquired Entities in a manner that would adversely affect the Acquired Entities after the Closing Date unless such settlement would be reasonable in the case of a Person that owned the Acquired Entities both before and after the Closing Date.

(e) At Seller’s request, Buyer shall cause any of the Acquired Entities to make or join with Seller in making any other election if the making of such election does not have an adverse impact on Buyer (or any of the Acquired Entities) for any post-acquisition Tax period.

(f) Buyer and Seller agree to report all transactions not in the Ordinary Course of Business occurring on the Closing Date after Buyer’s purchase of the Acquired Entities on Buyer’s federal Income Tax Return to the extent permitted by Reg. §1.1502-76(b)(1)(ii)(B).

(g) In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”),

(i)	the amount of any Taxes based on or measured by income, receipts, sales or, in the case of purchases, use Tax, of the Acquired Entities for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the day preceding the Closing Date;

(ii)	the amount of any employment Taxes (e.g., FICA, Medicare, FUTA, and Income Tax withholding from wages) of the Acquired Entities accrued for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the day preceding the Closing Date; and

(iii)	the amount of other Taxes of the Acquired Entities for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the day preceding the Closing Date and the denominator of which is the number of days in such Straddle Period.

(h) Any Tax refunds that are received by Buyer or the Acquired Entities, and any amounts credited against Tax to which Buyer and the Acquired Entities become entitled, that relate to Tax periods or portions thereof ending before the Closing Date shall be for the account of Seller, and Buyer shall pay over to Sellers any such refund or the amount of any such credit within 15 days after receipt or entitlement thereto. In addition, to the extent that a claim for refund or a proceeding results in a payment or credit against Tax by a taxing authority to Buyer or the Acquired Entities of any amount accrued on the Closing Balance Sheet, Buyer shall pay such amount to Seller within 15 days after receipt or entitlement thereto.

(i) Buyer, the Acquired Entities and Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section 6.2 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer, the Acquired Entities and Seller agree (i) to retain all books and records with respect to Tax matters pertinent to the Acquired Entities relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, the Acquired Entities or Seller, as the case may be, shall allow the other Party to take possession of such books and records. Buyer and Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby). Buyer and Sellers further agree, upon request, to provide the other Party with all information that either Party may be required to report pursuant to Section 6043 or 6043A of the Code, or Treasury Regulations promulgated thereunder.

(j) Seller shall be liable for, shall pay to the appropriate Tax authorities, and shall indemnify and hold the Acquired Entities harmless against, all Taxes of the Acquired Entities that relate to (i) the taxable periods ending before or on the Closing Date, subject to Section 6.2(f), and (ii) the Pre-Closing Tax Period. Seller shall be entitled to all Tax refunds (including interest), Tax deductions and Tax deduction carryforwards attributable to the taxable periods in respect of which Seller is so obligated to indemnify Buyer and the Acquired Entities.

(k) Buyer and the Acquired Entities shall be liable for, shall pay to the appropriate Tax authorities, and shall indemnify and hold Seller harmless against, all Taxes of the Acquired Entities that relate to (i) the taxable periods that begin after the Closing Date, subject to Section 6.2(f), and (ii) the Post-Closing Tax Period. Buyer and the Acquired Entities shall be entitled to all Tax refunds (including interest), Tax deductions and Tax deduction carryforwards attributable to the taxable periods in respect of which Buyer and the Acquired Entities are so obligated to indemnify Seller.

6.3 Employment and Benefits Matters.

(a) Except as set forth in Schedule 6.3(a), Buyer agrees to continue the employment immediately after the Closing of all persons who, immediately prior to the Closing, are employed by the Acquired Entities, including, without limitation, employees on disability leave of absence or other leave of absence where reemployment rights are guaranteed by applicable Law. Such continued employment shall include provision for compensation and benefits substantially comparable in the aggregate to the compensation and benefits in effect for such employees immediately prior to the Closing Date (it being understood that Buyer does not now or has no present intention to maintain any retirement, pension, savings or similar plan). Notwithstanding the foregoing, nothing herein shall be deemed to require Buyer to continue to employ any such employee for any specific period of time after the Closing Date; provided, Buyer shall indemnify Seller for all Liability pursuant to the WARN Act that may be triggered as a result of any discharge of employees other than for cause during the 60-day period after the

Closing Date. Seller shall be responsible for and shall pay in a timely manner (i) all cash awards, retention bonuses, and severance, change of control or other termination payments due to the employees identified on Schedule 6.3(a)(i); (ii) all cash awards in lieu of stock due to the employees identified on Schedule 6.3(a)(ii); (iii) all retention bonuses for the employees identified on Schedule 6.3(a)(iii); provided, however, that to the extent any such employees remain employed by the Company for at least six (6) months following the Closing Date or are terminated for any reason other than “cause” during such six month period, Buyer shall be responsible for any such retention bonus, up to $100,000 in the aggregate; and (iv) all retention bonuses, and severance, change of control or other termination payments due to the employees identified on Schedule 6.3(a)(iv) in excess of $150,000. Buyer shall be responsible for the initial $150,000 of the retention bonuses, and severance, change of control or other termination payments due to the employees referenced in clause (iv) of the immediately preceding sentence.

(b) To the extent the Company Employee Benefit Plans and compensation arrangements are sponsored and maintained by Seller for the benefit of Seller employees other than employees of the Acquired Entities, effective as of the Closing Date, Seller will, and will cause the Company to, terminate the Company’s status as an adopting employer in all Seller Employee Benefit Plans and effective immediately after the Closing Date, Buyer will provide or cause the Company to provide the employees with benefits under employee benefit plans, programs and arrangements that are substantially comparable in the aggregate to those provided to and covering employees of the Acquired Entities in accordance with their terms as in effect immediately before the Closing Date, but at a minimum such benefits shall include group health plan coverage that satisfies the requirements of Code Section 4980B(f)(2)(B)(iv)(I) and, subject to Sections 6.3(c) and 6.3(d) hereof, similar Employee Pension Benefits Plans. Buyer shall provide or cause the Company to provide to those individuals who were employees of the Acquired Entities as of the Closing Date and to any M&A qualified beneficiaries (as such term is defined in Reg. § 54.4980B-9, Q&A, et seq.) such substantially comparable group health plan benefits from the Closing Date through the end of the continuation coverage period applicable to M&A qualified beneficiaries under the Seller’s group health plans. Buyer shall bear the total cost and liability for all Company bonus plans and arrangements that become payable on or after the Closing Date.

(c) Seller shall be solely responsible for the administration of any defined contribution plan or any defined benefit plan maintained by the Seller or the Company for the benefit of employees of the Acquired Entities prior to Closing. Buyer shall provide Seller with access to information reasonably necessary in order to carry out the provisions of this Section 6.3(c). All persons employed by the Acquired Entities shall be deemed terminated from Seller in connection with a disposition as of the Closing Date and shall receive distribution of their vested benefits (if any) under each plan’s normal distribution processes.

(d) Awards to employees of the Acquired Entities under the Seller’s 2003 Stock Incentive Plan shall be subject to the exercise provisions of such plan that treat a sale or other disposition of a subsidiary as a termination of employment that accelerates vesting of any unvested stock compensation granted under the plan and that entitles the employee to exercise outstanding options for one year from the date of the transaction (but in no event longer than the maximum term of the option). Seller shall be solely responsible for satisfaction of such awards and related exercises. Buyer shall provide Seller with access to information reasonably necessary in order to allow Seller to provide notifications to employees of the Acquired Entities.

6.4 Net Working Capital Adjustment.

Seller shall provide the Closing Statement pursuant to Section 2.3(b) and the Parties shall cooperate to make the payment required, if any, pursuant to Section 2.3(b) for the Net Working Capital Adjustment.

6.5 Transition.

Seller shall not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of Acquired Entity from maintaining the same business relationships with any Acquired Entity after the Closing as it maintained with such Acquired Entity prior to the Closing.

6.6 Transition Services.

Seller shall provide the services identified on Schedule 6.6 to Buyer and/or the Acquired Entities, for the time periods identified on such schedule.

6.7 Confidentiality.

Seller will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with any Transaction Document or as contemplated by this Section 6.6, and deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information that are Seller’s possession. In the event that Seller is requested or required pursuant to oral or written question or request for information or documents in any Action to disclose any Confidential Information, Seller will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6.6. If, in the absence of a protective order or the receipt of a waiver hereunder, Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any Governmental Body or else stand liable for contempt, Seller may disclose the Confidential Information to the Governmental Body; provided, however, that Seller shall use its Commercially Reasonable Efforts to obtain, at the reasonable request of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate.

ARTICLE 7. CONDITIONS TO OBLIGATION TO CLOSE

7.1 Conditions Precedent to Buyer’s Obligation.

Buyer’s obligation to consummate the Transactions contemplated to occur in connection with the Closing is subject to satisfaction of each condition precedent listed below. Consummation by Buyer of the Transactions shall be deemed to waive compliance with any unsatisfied condition precedent set forth in this Section 7.1 to the extent that Buyer has Knowledge that such condition precedent remains unsatisfied.

(a) Accuracy of Representations and Warranties. Each representation and warranty set forth in Section 3.1 and ARTICLE 4 must have been accurate and complete in all material respects (except with respect to any provisions including the word “material” or words of similar import, and except with respect to materiality, as reflected under GAAP, in the representations in Section 4.8 relating to the Financial Statements, with respect to which such representations and warranties must have been accurate and complete in accordance with their terms) as of the date of this Agreement, and must be accurate and complete in all material respects (except with respect to any provisions including the word “material” or words of similar import and except with respect to materiality, as reflected under GAAP, in the representations in Section 4.8 relating to the Financial Statements, with respect to which such representations and warranties must have been accurate and complete in accordance with their terms) as of the Closing Date, as if made on the Closing Date, after giving effect to any permitted supplements to the Schedules delivered by Seller prior to the Closing pursuant to Section 5.5; provided, however, that the condition precedent set forth in this Section 7.1(a) shall be deemed fulfilled unless the failure of the representations and warranties to be accurate and complete results in a Material Adverse Change from the representations and warranties given as of the date of this Agreement.

(b) Compliance with Obligations. Seller shall have performed and complied with all its covenants required by this Agreement to be performed or complied with at or prior to Closing (singularly and in the aggregate) in all material respects (except with respect to any provisions including the word “material” or words of similar import, with respect to which such provision must have been accurate and complete in accordance with its terms).

(c) No Material Adverse Change. Since the date of this Agreement there must have been no event, series of events or the lack of occurrence thereof which, singularly or in the aggregate, has had or will have a Material Adverse Effect.

(d) No Adverse Litigation. There must not be pending or, to Seller’s Knowledge, threatened any Action by or before any Governmental Body, arbitrator, or mediator that seeks to restrain, prohibit, invalidate, or collect Damages arising out of the Transactions, or that makes it inadvisable to proceed with the Transactions on the basis that it has had or will have a Material Adverse Effect.

(e) Consents. Except for the Consents identified on Schedule 4.3 and Schedule 5.2(d), Seller and Buyer must have received Consents to the Transactions and waivers of rights to terminate or modify any rights or obligations of any Acquired Entity from any Person (i) from whom such Consent is required, including under any Contract listed on Schedules

4.12(b), 4.13(a), 4.15, 4.18(a), or 4.21 or any Law, or (ii) who as a result of the Transactions, would have such rights to terminate or modify such Contracts, either by their terms or as a matter of Law, unless, in each case, the failure to receive such consents or waivers either individually or in the aggregate would not have a Material Adverse Effect.

(f) No Order or Injunction. There must not be issued and in effect any Order restraining or prohibiting the Transactions.

Buyer may waive any condition specified in this Section 7.1 if it executes a writing so stating at or prior to the Closing.

7.2 Conditions Precedent to Seller’s Obligation.

Seller’s obligation to consummate the Transactions in connection with the Closing is subject to satisfaction of each condition precedent listed below. Consummation by Seller of the Transactions shall be deemed to waive compliance with any unsatisfied condition precedent set forth in this Section 7.2 to the extent that Seller has Knowledge that such condition precedent remains unsatisfied.

(a) Accuracy of Representations and Warranties. Each representation and warranty set forth in Section 3.2 must have been accurate and complete in all material respects (except with respect to any provisions including the word “material” or words of similar import, with respect to which such representations and warranties must have been accurate and complete in accordance with their terms) as of the date of this Agreement, and must be accurate and complete in all material respects (except with respect to any provisions including the word “material” or words of similar import, with respect to which such representations and warranties must have been accurate and complete in accordance with their terms) as of the Closing Date, as if made on the Closing Date; after giving effect to any permitted supplements to the Schedules delivered by Buyer prior to the Closing pursuant to Section 5.5; provided, however, that the condition precedent set forth in this Section 7.2(a) shall be deemed fulfilled unless any failure of the representations and warranties to be accurate and complete results in a Material Adverse Change from the representations and warranties given by Buyer as of the date of this Agreement.

(b) Compliance with Obligations. Buyer shall have performed and complied with all its covenants required by this Agreement to be performed or complied with at or prior to Closing (singularly and in the aggregate) in all material respects (except with respect to any provisions including the word “material” or words of similar import, with respect to which such provision must have been accurate and complete in accordance with its terms).

(c) No Order or Injunction. There must not be issued and in effect any Order restraining or prohibiting the Transactions.

Seller may waive any condition specified in this Section 7.2 if it executes a writing so stating at or prior to the Closing.

ARTICLE 8. INDEMNIFICATION

8.1 Survival of Representations and Warranties.

(a) Each representation and warranty of Seller and the Acquired Entities contained in Section 3.1 and ARTICLE 4, respectively, and any certificate related to such representations and warranties shall survive the Closing and will continue in full force and effect for twelve months thereafter, except that (y) Breaches of Section 4.11 shall survive six months after the expiration of the applicable statue of limitations and (z) Breaches of Sections 4.1 and 4.2 shall survive indefinitely and not expire.

(b) Each representation and warranty of Buyer contained in Section 3.2 and any certificate related to such representations and warranties shall survive the Closing and continue in full force and effect for twelve months thereafter except for Breaches of Section 3.2(a) and 3.2(b), which shall survive indefinitely and not expire

8.2 Indemnification Provisions for Buyer’s Benefit.

Seller shall, from and after the Closing Date and subject to the provisions of this ARTICLE 8, indemnify and hold the Buyer Indemnified Parties harmless from and pay any and all Damages directly or indirectly resulting from, relating to, arising out of, or attributable to any one of the following:

(a) Any Breach of any representation or warranty Seller has made in this Agreement as if such representation or warranty were made on and as of the Closing Date without giving effect to any supplement to the Schedules, other than (in the event the Transactions are consummated) any such Breach that is disclosed in a supplement to the Schedules delivered under Section 5.5, as having caused a condition specified in Section 7.1 not to be satisfied.

(b) Any Liability of any of the Acquired Entities for Taxes of any Person other than of the Acquired Entities under Reg. § 1.1502-6 (or any similar provision of state, local or foreign law), including Tax owed by Seller due to this indemnification payment.

(c) Any Breach by Seller of any covenant or obligation of Seller in this Agreement, including, but not limited to, those provided in Sections 5.2(d) and 6.3(a).

(d) Any litigation or formal proceeding set forth on Schedule 4.16 as of the date of this Agreement or, to which to Seller’s Knowledge, any Acquired Entity is a party as of the date of this Agreement.

(e) Any litigation by a Franchisee, regardless of whether it is identified on Schedule 4.16, arising out of any state of facts existing as of the Closing Date that would have a Material Adverse Effect.

8.3 Indemnification Provisions for Seller’s Benefit.

Buyer shall indemnify and hold the Seller Indemnified Parties harmless from and pay any and all Damages directly or indirectly resulting from, relating to, arising out of, or attributable to any of the following:

(a) Any Breach of any representation or warranty Buyer has made in this Agreement as if such representation or warranty were made on and as of the Closing Date, without giving effect to any supplement to the Schedules, other than (in the event the Transactions are consummated) any such Breach that is disclosed in a supplement to the Schedules delivered under Section 5.5, as having caused a condition specified in Section 7.2 not to be satisfied.

(b) Any additional Tax owed by Seller (including Tax owed by Seller due to this indemnification payment) resulting from any transaction engaged in by any of the Acquired Entities not in the Ordinary Course of Business occurring on the Closing Date after Buyer’s purchase of the Acquired Entities.

(c) Any Breach by Buyer of any covenant or obligation of Buyer in this Agreement.

8.4 Indemnification Claim Procedures.

(a) If any Action is commenced in which any Indemnified Party is a party that may give rise to a claim for indemnification against any Indemnitor under Sections 8.2 or 8.3 (an “Indemnification Claim”), then such Indemnified Party must promptly give notice to the Indemnitor. The failure to give such notice shall not affect whether an Indemnitor is liable for reimbursement hereunder unless such failure has resulted in the loss of material substantive rights with respect to the Indemnitor’s ability to defend such Indemnification Claim, and then only to the extent of such loss. The Indemnitor shall have the right to contest and defend against an Indemnification Claim. Notice of the intention to so contest and defend must be given by the Indemnitor to the Indemnified Party within 20 business days after the Indemnified Party’s notice of such Indemnification Claim. Such contest and defense must be conducted by reputable attorneys employed by the Indemnitor and approved by the Indemnified Party (which approval shall not be unreasonably withheld or delayed). The Indemnified Party will be entitled, at its own cost and expense (which expense will not constitute Damages unless the Indemnified Party reasonably determines that the Indemnitor is not adequately representing or, because of a conflict of interest, may not adequately represent, the interests of the Indemnified Parties, and has provided the Indemnitor with notice of such determination, and then only to the extent that such expenses are reasonable), to participate in such contest and defense and to be represented by attorneys of its or their own choosing. If the Indemnified Party elects to participate in such defense, the Indemnified Party shall cooperate with the Indemnitor in the conduct of such defense. Neither the Indemnified Party nor the Indemnitor may concede, settle or compromise any Indemnification Claim without the consent of the other party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, if the Indemnitor fails to acknowledge in writing its obligation to provide indemnification in respect of such Indemnification Claim, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party or to diligently contest and defend such Indemnification Claim, then the Indemnified Party alone shall be entitled to contest, defend and settle such Indemnification Claim in the first instance (in which case, all expenses incurred in connection therewith will constitute Damages) and, only if the Indemnified Party chooses not to contest, defend or settle such Indemnification Claim, the Indemnitor shall then have the right to contest and defend (but not settle) such Indemnification Claim at the Indemnitor’s expense.

(b) In the event any Indemnified Party has a claim against any Indemnitor that does not involve an Indemnification Claim (i.e., a direct claim), the Indemnified Party shall deliver notice of such claim with reasonable promptness to the Indemnitor. The failure to give such notice shall not affect whether an Indemnitor is liable for reimbursement unless such failure has resulted in the loss of substantive rights with respect to the Indemnitor’s ability to defend such claim, and then only to the extent of such loss.

8.5 Limitations on Indemnification Liability.

(a) With Respect to Claims by Buyer Indemnified Parties. Any claims the Buyer Indemnified Parties make for indemnification under Section 8.2 shall be limited as follows:

(i) Ceiling. Seller’s aggregate Liability for money Damages under this Agreement related to Breaches of the representations, warranties, and covenants herein will not exceed $4,500,000 (the “Buyer Indemnified Parties Ceiling Amount”), provided that the limitation contemplated hereby shall not be applicable with respect to (A) Breaches of Sections 3.1, 4.1, 4.2, 4.5 or 4.16, (B) instances of fraud by Seller, or (C) or any claim pursuant to Sections 8.2(b), 8.2(c) or 8.2(d).

(ii) Basket/Threshold. Seller shall have no Liability for money Damages related to Breaches of the representations, warranties, and covenants herein unless and until the aggregate Damages claimed under Section 8.2 exceeds $150,000 (the “Buyer Indemnified Parties Threshold Amount”); provided, however, that once such amount exceeds the Buyer Indemnified Parties Threshold Amount, the Buyer Indemnified Parties shall be entitled to recover all Damages in excess of $150,000 up to, if applicable, the Buyer Indemnified Parties Ceiling Amount; provided, further, that the Buyer Indemnified Parties Threshold Amount shall not be applicable with respect to (A) Breaches of Section 3.1, 4.1, 4.2, 4.5, or 4.16, (B) instances of fraud by Seller, or (C) any claim pursuant to Sections 8.2(b), 8.2(c) or 8.2(d).

(b) With Respect to Claims by Seller Indemnified Parties. Any claims the Seller Indemnified Parties make for indemnification under Section 8.3 shall be limited as follows:

(i) Ceiling. Buyer’s aggregate Liability for money Damages under this Agreement related to Breaches of the representations and warranties herein will not exceed $4,500,000 (the “Seller Indemnified Parties Ceiling Amount”), provided that the limitation contemplated hereby shall not be applicable with respect to (A) Breaches of Sections 3.2(a) or 3.2(b), instances of fraud by Buyer, or (C) any claim pursuant to Sections 6.3(a), 8.3(b) or 8.3(c).

(ii) Basket/Threshold. Buyer shall have no Liability for money Damages related to Breaches of the representations and warranties in Section 3.2 unless and until the aggregate of Damages claimed under Section 8.3 exceeds $150,000 (the “Seller Indemnified Parties Threshold Amount”); provided, however, that once such amount exceeds the Seller Indemnified Parties Threshold Amount, the Seller Indemnified Parties shall be entitled to recover Damages in excess of $150,000 up to, if applicable, the Seller Indemnified Parties Ceiling Amount; provided, further, that the Seller Indemnified Parties Threshold Amount shall not be applicable with respect to (A) Breaches of Section 3.2(a) or 3.2(b), (B) instances of fraud by Buyer, or (C) any claim pursuant to Sections 6.3(a), 8.3(b) or 8.3(c).

(c) With Respect to Claims by any Indemnified Party. Any claims any Indemnified Party makes under this ARTICLE 8 shall be limited as follows:

(i) Reduction for Insurance Claims. The amount required to be paid for Damages shall be reduced to the extent of any amounts an Indemnified Party actually receives pursuant to the terms of its existing or future insurance policies (if any) covering such Indemnification Claim.

8.6 Sophistication of Buyer.

Buyer represents and warrants that it has such knowledge and experience in financial, tax and business matters as to enable it to utilize the due diligence information made available to it in investigating the Transactions, to evaluate the merit and risks of the Transactions, and to make an informed decision with respect thereto. Prior to the Closing Date, if Buyer becomes aware of any fact, circumstance or event that would cause a representation, warranty, covenant, or agreement of Seller to be in Breach, Buyer shall promptly notify Seller of the same and allow Seller to amend the Schedules to reflect the same.

8.7 Other Indemnification Provisions.

Any Liability of the Acquired Entities to any Seller Indemnified Party under this Agreement shall terminate for all purposes upon Closing and have no further force or effect.

8.8 Exclusive Remedy.

From and after the Closing Date, the right to proceed against an Indemnitor for any claim under ARTICLE 8 shall be the sole and exclusive post-Closing remedy (except in the case of fraud) available under contract, tort or any other legal theory, to any Indemnified Party (a) for Breach of any representation, warranty, or covenant under this Agreement, or (b) otherwise arising out of or in connection with this Agreement or the Transactions, and no Indemnified Party shall have the right to bring any other Action or otherwise pursue any other remedy whatsoever. Nothing contained herein shall be deemed to limit any recovery available to any Party for any failure of any other Party to consummate the Transactions in accordance with the terms hereof.

ARTICLE 9. TERMINATION

9.1 Termination of Agreement.

The Parties may terminate this Agreement as provided below:

(a) Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing.

(b) Buyer or Seller may terminate this Agreement upon delivering written notice if the Closing has not occurred prior to the Expiration Date, provided that the Party delivering such notice has not caused such failure to close.

(c) Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing if there has been a Material Adverse Change or any Acquired Entity has Breached any representation, warranty, or covenant contained in this Agreement in any material respect (except with respect to materiality for any provisions including the word “material” or words of similar import and Section 4.8, in which case such termination rights shall arise, subject to the remainder of this sentence, upon any Breach of such provision in accordance with its terms) and such Breaches have, singularly or in the aggregate, had a Material Adverse Effect.

(d) Seller may terminate this Agreement by giving notice to Buyer at any time prior to the Closing if Buyer has Breached any representation, warranty, or covenant contained in this Agreement in any material respect (except with respect to materiality for any provisions including the word “material” or words of similar import, in which case such termination rights shall arise upon any Breach of such provision in accordance with its terms).

9.2 Effect of Termination.

If any Party terminates this Agreement pursuant to Section 9.1, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach).

(a) Except for the obligations under this ARTICLE 9 and ARTICLE 10, if this Agreement is terminated under Section 9.1, then, except as provided in this Section 9.2, all further obligations of the Parties under this Agreement shall terminate.

(b) In the event this Agreement is terminated by Buyer or Seller pursuant to Section 9.1, the Parties shall not make any statements that defame, disparage, or reflect negatively upon the other Party in any way.

ARTICLE 10. MISCELLANEOUS

10.1 Press Releases and Public Announcements.

No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of Seller or Buyer, as the case may be; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable Law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party shall use its reasonable best efforts to advise the other Parties prior to making the disclosure).

10.2 No Third-Party Beneficiaries.

Except as otherwise expressly provided in this Agreement, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

10.3 No Code Section 338 Election.

Neither Buyer nor Seller shall make any election under Code Section 338 with respect to the transactions contemplated by this Agreement.

10.4 Entire Agreement.

This Agreement, together with the Exhibits and Schedules to this Agreement and the certificates, documents, instruments, and writings that are delivered pursuant to this Agreement, together constitutes the entire agreement and understanding among the Parties in respect of its and their subject matter and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter of this Agreement or the Transactions.

10.5 Succession and Assignment.

All of the terms, agreements, covenants, representations, warranties, and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that Buyer may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates, (b) designate one or more of its Affiliates to perform its obligations hereunder, and/or (c) assign its rights under ARTICLE 8 to any lender providing financing to Buyer (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder, including its indemnification obligations).

10.6 Counterparts.

This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

10.7 Headings.

The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

10.8 Notices.

All notices, requests, demands, claims, and other communications hereunder shall be in writing, addressed to the intended recipient as set forth below, and shall be deemed to have been duly given when actually received or refused by the intended recipient:

If to Seller: Wendy’s International, Inc. Attn: General Counsel 4288 West Dublin Granville Road P.O. Box 256 Dublin, OH 43017 Tel: (614) 764-3210 Fax: (614) 764-3243

Copy to (which will not constitute notice):

Akin Gump Strauss Hauer & Feld LLP

Attn: Steve Patterson, Esq.

Robert S. Strauss Building

1333 New Hampshire Avenue, N.W.

Washington, D.C. 20036

Tel: (202) 887-4152

Fax: (202) 955-7614

If to Buyer: Caliber Capital Group, LLC Attn: David Kim 2000 E. Winston Road Anaheim, California 92806 Tel: (714) 507-1998 Fax: (714) 507-1997

Copy to (which will not constitute notice): Goodwin Proctor Attn: Thomas C. Meriam, Esq. 599 Lexington Avenue New York, New York 10022 Tel: (212) 813-8810 Fax: (212) 355-3333

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any means (including personal delivery, expedited courier, messenger service, registered or certified mail, return receipt request and postage prepaid). Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner set forth in this Agreement.

10.9 Governing Law.

Except for any other Law of mandatory application, this and the performance of the Transactions and obligations of the Parties hereunder shall be governed by and construed in accordance with the Laws of the State of New York without giving effect to any choice of Law principles.

10.10 Amendments and Waivers.

No amendment of any provision of this Agreement shall be valid unless the same is in writing and signed by Buyer and Seller. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same is in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

10.11 Severability.

Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

10.12 Expenses.

Except as otherwise expressly provided in this Agreement, each Party will bear its own costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the Transactions, including all fees and expenses of agents, representatives, financial advisors, legal counsel, and accountants. Seller shall bear all costs and expenses of Goldman Sachs & Co. incurred in connection with the Transactions and no costs and expenses of Seller shall be charged to the Company.

10.13 Construction.

This Agreement has been freely and fairly negotiated between the Parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign Law shall be deemed to refer to Law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “include,” “includes,” and “including” shall be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The Parties intend that each representation, warranty, and covenant contained in this Agreement shall have independent significance. If any Party has breached any representation, warranty, or covenant contained in this Agreement in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

10.14 Incorporation of Exhibits, Annexes, and Schedules.

The Exhibits and Schedules are incorporated in this Agreement by reference and made a part of this Agreement.

[The next page is the signature page]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

WENDY’S INTERNATIONAL, INC.

By:	/s/ Jonathan Catherwood

Name:	Jonathan Catherwood
Title:	Executive Vice President, M&A and Treasurer

CALIBER CAPITAL GROUP, LLC

By:	/s/ David Kim

Name:	David Kim
Title:	Managing Director